Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

INTEL CORPORATION

and

MARVELL TECHNOLOGY GROUP LTD.

Dated as of June 26, 2006

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.01	Definitions	1
1.02	Index of Other Defined Terms	10
ARTICLE II TRANSFER OF ASSETS		13
2.01	Transferred Assets	13
2.02	Excluded Assets	14
2.03	Assumed Liabilities	15
2.04	Excluded Liabilities	16
2.05	Transferred Sub	17
2.06	Assignment of Contracts and Rights	17
2.07	Consideration	18
2.08	Closing	19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		19
3.01	Existence and Good Standing	20
3.02	Authorization and Enforceability	20
3.03	Governmental or Other Authorization	20
3.04	Non-Contravention	20
3.05	Personal Property	21
3.06	Real Property	21
3.07	Litigation	21
3.08	Assumed Contracts	21
3.09	Material Contract Consents	21
3.10	Compliance with Applicable Laws	22
3.11	Advisory Fees	22
3.12	Tax Matters	22
3.13	Intellectual Property	22
3.14	Employee Matters	23
3.15	Financial Information	24
3.16	Absence of Certain Changes	25
3.17	Environmental Matters	25
3.18	Product Warranties	26
3.19	Transferred Assets	26
3.20	Customers	26
3.21	Investor Representations	26
3.22	Complete Copies	27
3.23	Representations Regarding Transferred Sub and Transferred Shares	27
3.24	Disclaimer of Warranties	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		29
4.01	Existence and Good Standing	29
4.02	Authorization and Enforceability	29
4.03	Governmental or Other Authorization	30
4.04	Non-Contravention	30
4.05	SEC Documents; Buyer Financial Statements	30
4.06	Absence of Certain Changes	31
4.07	Litigation	31
4.08	Compliance with Applicable Laws	32
4.09	No Undisclosed Liabilities	32
4.10	Cash	32
4.11	Representations Related to the Issuance of Buyer Common Stock	32
4.12	Advisory Fees	33
4.13	Export Compliance	33
ARTICLE V COVENANTS		34
5.01	Access to Information	34
5.02	Additions to and Modification of Schedules	35
5.03	Compliance with Terms of Governmental Approvals and Consents	36
5.04	Use of Marks	37
5.05	Cooperation	37
5.06	Assignments	38
5.07	Consents and Filings; Further Assurances	38
5.08	Public Announcements	38
5.09	Allocation of Expenses; Tax Matters	39
5.10	Allocation of Consideration	44
5.11	Accounts Receivable	44
5.12	Accounts Payable	45
5.13	Operation of the Business Prior to Closing	45
5.14	Employee Information and Access	46
5.15	Employees	46
5.16	Protection of Privacy	48
5.17	Cash Consideration	48
5.18	Stock Consideration	48
5.19	Release of Liens	49
5.20	Exclusive Dealing	49
5.21	Satisfaction of Warranty Obligations	49
5.22	Further Assurances	49
5.23	Export Compliance	50
ARTICLE VI CONDITIONS TO CLOSING		50
6.01	Conditions to Obligations of Buyer	50
6.02	Conditions to Obligations of Seller	51

ARTICLE VII INDEMNIFICATION		52
7.01	Survival	52
7.02	Indemnification	52
7.03	Manner of Indemnification	54
7.04	Third-Party Claims	54
7.05	Exclusive Remedy	55
7.06	Subrogation	56
7.07	Damages	56
ARTICLE VIII TERMINATION		56
8.01	Grounds for Termination	56
8.02	Effect of Termination	57
ARTICLE IX MISCELLANEOUS		57
9.01	Notices	57
9.02	Amendments; Waivers	58
9.03	Expenses	59
9.04	Successors and Assigns	59
9.05	Governing Law	59
9.06	Counterparts; Effectiveness	59
9.07	Entire Agreement	59
9.08	Captions	60
9.09	Severability	60
9.10	Construction	60
9.11	Dispute Resolution	60
9.12	Submission to Jurisdiction; Waiver of Jury Trial	61
9.13	Notice of Change of Control	61
9.14	Meaning of Include and Including	62
9.15	Knowledge of Breach; Schedules	62
9.16	Third Party Beneficiaries	62
9.17	Specific Performance	62
9.18	No Presumption Against Drafting Party	62

EXHIBITS

Exhibit A.  Assignment and Assumption Agreement

Exhibit B.  Bill of Sale

Exhibit C.  Form of Copyright Assignment

Exhibit D.  Form of Patent Assignment

DISCLOSURE SCHEDULES

Schedule 1.01(a)	Buyer Designees
Schedule 1.01(b)	Excluded Employees
Schedule 1.01(c)	Individuals with Seller Knowledge
Schedule 1.01(d)	Individuals with Buyer Knowledge
Schedule 1.01(e)	Products
Schedule 1.01(f)	Transferred Patents
Schedule 2.01(b)	Equipment
Schedule 2.01(c)	Assumed Contracts
Schedule 2.01(d)	Leased Real Property Contracts that are transferred assets
Schedule 2.02(n)	Other Excluded Assets
Schedule 2.03(d)	Foreign Business Employees
Schedule 2.05(a)	Excluded Assets and Liabilities of Transferred Sub
Schedule 2.06	Contracts for Potential Discussion
Schedule 3.03	Seller Government Approvals
Schedule 3.06	Leased Real Property
Schedule 3.07	Proceedings
Schedule 3.08	Material Contracts
Schedule 3.09	Material Contract Consents
Schedule 3.12	Tax Matters
Schedule 3.13(a)	Exclusive Ownership of Transferred Intellectual Property
Schedule 3.13(b)	Infringement and Misappropriation
Schedule 3.13(c)	Protection of Transferred Trade Secrets
Schedule 3.13(d)	Proceedings, Settlement Agreements or Stipulations Restricting the Use, Transfer or Licensing of the Transferred Intellectual Property or Products

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Schedule 3.13(f)	Government Funding
Schedule 3.13(g)	Open Source
Schedule 3.14(c)	Business Employees
Schedule 3.14(d)	Liabilities of Transferred Sub Under Employee Plans or Employee Agreements That Will Not Survive Closing
Schedule 3.19	Sufficiency of Transferred Assets
Schedule 3.20	Top 10 Customers
Schedule 3.23	Ownership of Transferred Sub
Schedule 3.23(c)	Transferred Sub Liabilities
Schedule 3.23(e)	Transferred Sub Tax Matters
Schedule 5.07	Obligations In Connection With Consents and Approvals
Schedule 5.13	Operation of the Business Prior to Closing
Schedule 5.16	Seller Privacy Policy
Schedule 6.01(e)	Required Consents

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 26, 2006 (the “Agreement”), is by and between INTEL CORPORATION, a Delaware corporation (the “Seller”), and MARVELL TECHNOLOGY GROUP LTD., a Bermuda corporation (the “Buyer”).  Seller and Buyer are sometimes referred to as the “Parties” and each individually as a “Party.”  All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

RECITALS

A.            Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities, all upon the terms and conditions set forth in this Agreement.

B.            In connection with the transactions contemplated by this Agreement, Buyer and Seller also are entering into, or intend to enter into, certain other Ancillary Agreements, including the Transition Services Agreement, the Intellectual Property Agreements and the Development Agreement.

C.            Seller’s Subsidiaries identified on Schedule 3.23, (collectively, the “Subsidiary Sellers”) own 10,011 Ordinary Shares of DSPC Technologies Ltd., a corporation formed under the laws of Israel (the “Transferred Sub”), which represent all of the issued and outstanding shares of Transferred Sub (the “Transferred Shares”).

D.            Seller desires to cause the Subsidiary Sellers to sell to Buyer, and Buyer desires to acquire from the Subsidiary Sellers, the Transferred Shares, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01         Definitions.  The following terms, as used herein, have the following meanings:

“Accounts Payable” means all accounts payable owing by Seller or any of its Subsidiaries in connection with the Business for raw materials or supplies received by or services rendered to Seller or any of its Subsidiaries on or prior to the Closing Date.

“Accounts Receivable” means all accounts receivable, notes receivable and other current rights to payment of Seller or any of its Subsidiaries, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing.

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any other document or agreement executed in connection with any of the foregoing, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Intellectual Property Agreements, the Registration Rights Agreement, the Copyright Assignment, the Non-Compete Agreement, the Patent Assignment, the Development Agreement, the Supply Agreement, and the Transition Services Agreement, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by Buyer and/or one or more Buyer Designees, on the one hand, and the applicable Selling Parties, on the other hand, as of the Closing Date in substantially the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale to be executed by the applicable Selling Party in favor of Buyer and/or one or more Buyer Designees as of the Closing Date in substantially the form attached hereto as Exhibit B.

“Business” means the Selling Parties’ and Transferred Sub’s development, sale and support of the Products as of the date hereof.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Buyer Designee” means an Affiliate of Buyer to which specified Transferred Assets and/or Transferred Shares will be transferred as identified in Schedule 1.01(a), as may be revised after the date hereof and prior to the Closing with the consent of Seller.

“Buyer Common Stock” means Buyer’s common stock, $0.002 par value per share.

“Buyer Material Adverse Effect” means, with respect to Buyer, any event, change or circumstance that, individually or in the aggregate with all other such events, changes or circumstances, results in a material adverse effect on, or material adverse change in, the operations, financial condition, earnings, results of operations, assets or Liabilities of Buyer or any event, change or circumstance that is materially adverse to the ability of Buyer and the Buyer Designees, collectively, to perform their obligations under this Agreement or the Ancillary Agreements to which Buyer or a Buyer Designee is or will be a Party or to consummate the transactions contemplated hereby or thereby other than such changes, effects or circumstances reasonably attributable to:  (a) economic, capital market or political conditions generally in the United States or foreign economies in any locations where Buyer has material operations or sales, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Buyer; (b) conditions generally affecting the industry in which Buyer operates, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Buyer; (c) the outbreak of hostilities or war, acts of terrorism or acts of God; or (d) any decrease in the market price or trading volume of Buyer Common Stock.

“Buyer Stock Market Price” means an amount equal to the average closing price of the Buyer Common Stock on Nasdaq for the ten (10) trading day period ending on the date which is the sixth (6th) trading day immediately prior to the Closing Date (with the closing price for each day being the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on Nasdaq) or, if not listed and admitted to trading on Nasdaq, on the principal national securities exchange on which such securities are listed and admitted to trading, or if not quoted on a principal national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any exchange member firm selected from time to time by Buyer for that purpose, or if such Buyer Common Stock is no longer publicly-traded, the price as is determined to be the fair market value as determined reasonably and in good faith by the Board of Directors of Buyer following the principle of reasonable valuation methods consistently applied under the guidelines of Treas. Reg. §1.409A-1(b)(5)(iv)(B).

“Cash and Cash Equivalents” means all cash on hand and cash equivalents of Seller and its Subsidiaries (whether or not related to the Business), including currency and coins, negotiable checks, bank accounts, marketable securities, commercial paper, certificates of deposit, treasury bills, surety bonds and money market funds.

“Cash Consideration” means the cash consideration paid by Buyer pursuant to Section 2.07 subject to Section 5.09(j).

“Change of Control” of Buyer shall mean the occurrence of (or any public announcement of, or entry into any agreement by Buyer or any Buyer Subsidiary to engage in or effect, a transaction that would result in) any of the following events or circumstances, whether accomplished directly or indirectly, or in one or a series of related transactions:

(A)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the outstanding capital stock of Buyer;

(B)           Buyer merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than fifty percent (50%) of the total voting power of the outstanding capital stock of the surviving or resulting Person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the shareholders of Buyer immediately prior to such transaction;

(C)           Buyer (including through one or more of its Subsidiaries and including through any liquidation or dissolution, other than a liquidation or dissolution in connection with a reorganization or similar transaction in which the holders of the voting stock of Buyer immediately prior to such transaction continue to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after giving effect to such transaction) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets and properties (including capital stock of Subsidiaries) of Buyer, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets and properties (including capital stock of Subsidiaries) by Buyer or any of its Subsidiaries to any direct or indirect Subsidiary of Buyer; or

(D)          Individuals who as of the date hereof constituted the members of the Board of Directors of Buyer (together with any new or replacement directors whose election by such Board of Directors or whose nomination for election by the shareholders of Buyer was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors as of the date hereof or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Buyer then in office.

“Closing Date” means the date of the Closing.

“Contract” means each contract, agreement, option, lease, license, sale and purchase order, commitment and other instrument of any kind, whether written or oral, to which Seller or its Subsidiaries is a party or is otherwise bound.

“Conveyance Documents” means the Assignment and Assumption Agreement, Bill of Sale, the Copyright Assignment, and the Patent Assignment, each in the form as attached hereto, together with any exhibits and schedules thereto.

“Copyright Assignment” means the Copyright Assignment Agreement, dated as of the Closing Date, to be executed by Buyer and/or one or more Buyer Designees, on the one hand, and the applicable Selling Parties, on the other hand, in substantially the form attached hereto as Exhibit C.

“Core Seller Products” shall mean for any product other than the Products:  (a) any Seller Chipset, Seller Processor, or substantial portion thereof; and (b) any software or firmware capable of running on or interoperating with a Seller Chipset or Seller Processor; and (c) any product that is bus or pin compatible with an Seller Bus.

“Development Agreement” means the Development Agreement entered into by Buyer and/or a Buyer Designee and Seller simultaneously herewith.

“Dollars” means United States Dollars.

“Effective Time” means, unless otherwise agreed by the Parties, 12:01 a.m., in each relevant location of the Selling Party and Transferred Assets or Transferred Sub, as applicable, on the Closing Date, or where conflicting, 12:01 a.m., Pacific Time.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation or other agreement or Contract between Seller or any of its Subsidiaries and any Business Employee directly relating to such Business Employee’s terms or conditions of employment.

“Employee Plan” means any plan, program, policy, practice, agreement or other arrangements providing for compensation, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, sabbatical, accidental death and dismemberment benefits), or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, excluding any Employee Agreement, which is or has been maintained by Seller or its Affiliates for the benefit of any Business Employee.

“Environmental Laws” mean any Applicable Laws of any Governmental Authority in effect as of the date hereof relating to pollution or protection of the environment, natural resources or public and occupational health and safety relating to hazardous or toxic substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Employees” means employees of Seller and its Subsidiaries who work with the Transferred Assets but will remain employees of Seller or one of its Subsidiaries (other than the Transferred Sub) after the Closing as set forth on Schedule 1.01(b).

“Excluded Equipment” means all machinery, tools and other fixed assets of Seller and its Subsidiaries not included on Schedule 2.01(b), including that manufacturing and technology development equipment used in connection with Seller’s development of the Products.

“Excluded Seller Product” shall mean (a) any product of Seller or any of its Subsidiaries (including revisions of such product) that is marketed or sold by Seller or any of its Subsidiaries as of the Closing Date other than the Products, (b) any product planned to be marketed or sold by Seller as of the Closing Date other than the Products, or (c) any product that contains substantially different functionality from any Product.  For purposes of clarification and not limitation, “Excluded Seller Product” shall include any product of Seller or any of its Subsidiaries implementing fixed or mobile wireless technology (including WiMAX, WiFi, RAN-LTE, or personal area network technologies) other than the Products.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis as in effect as of the date hereof.

“Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

“Governmental Authority” means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means all obligations of Seller and it Subsidiaries for borrowed money, including (a) any capital lease obligation, (b) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (c) any guarantee with respect to indebtedness for borrowed money (of the kind otherwise described in this definition) of another Person, and (d) any factored or sold receivables.

“Intellectual Property” means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (a) copyrights and registrations and applications therefor (collectively, “Copyrights”); (b) know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, source code, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents (collectively, “Trade Secrets”); (c) patents and applications therefor, including continuation, divisional, continuation-in-part, reexamination, or reissue patent applications and patents issuing thereon (collectively, “Patents”); and (d) trademarks and registrations and applications therefor (collectively, “Trademarks”).

“Intellectual Property Agreements” means the Patent License Agreement and the Trade Secrets and Copyright License Agreement.

“Inventory” means all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by Seller or its Subsidiaries.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person; provided, however, that with respect to Seller, actual knowledge shall be deemed to be solely the actual knowledge of the individuals identified on Schedule 1.01(c) and that with respect to Buyer, actual knowledge shall be deemed to be solely the actual knowledge of the individuals identified on Schedule 1.01(d).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, encumbrance or hypothecation in respect of such asset; provided, however, that any license of Intellectual Property shall not be considered a Lien on such Intellectual Property.

“Multiemployer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq National Market.

“Non-Compete Agreement” means the Non-Competition and Non-Solicitation Agreement entered into by Buyer and Seller simultaneously herewith to become effective upon the Closing as of the Effective Time.

“Patent Assignment” means the Patent Assignment Agreement, dated as of the Closing Date, to be executed by Buyer and/or one or more Buyer Designees, on the one hand, and the applicable Selling Parties, on the other hand, in substantially the form attached hereto as Exhibit D.

“Patent License Agreement” means the Patent License Agreement in favor of Buyer or one or more Buyer Designees entered into by Buyer and/or one or more Buyer Designees, on the one hand, and the applicable Selling Parties, on the other hand, simultaneously herewith to become effective upon the Closing as of the Effective Time.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or which are being contested in good faith through appropriate proceedings and set forth in Schedule 3.12, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairers and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business which are either for sums not yet delinquent or are immaterial in amount or are being contested in good faith, (c) zoning, entitlement, conservation restriction and other land use and Environmental Laws and (d) other easements, charges, rights-of-way, imperfections of title or other encumbrances, if any, which imperfections or encumbrances do not in any material respect impair the ability to transfer the Transferred Shares or use the Transferred Assets in the manner in which they are currently used by the Selling Parties.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and the portion of any other Tax period ending on or after the Closing Date beginning on the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending before the Closing Date.

“Prepayments” means all prepaid items and deposits paid by a Selling Party in connection with the Business, and any claim, remedy or other right related to any of the foregoing.

“Product Obligations” means (a) obligations arising in respect of product support or maintenance obligations related to Products sold or licensed prior to the Closing and required to be performed after Closing, which obligations arise under any Assumed Contract or Transferred Sub Contract, provided that the cost of these obligations shall be borne by Seller as an Excluded Liability and (b) Liabilities relating to any product liability, warranty, refund or similar claims or returns, adjustments, allowances, repairs or returns made with respect to Products sold on or after the Closing Date.

“Products” means, collectively, all applications processors and communications processors, in each case, as described on Schedule 1.01(e).

“PTO” means the United States Patent and Trademark Office.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to be entered into by Buyer on the one hand and Seller and/or Subsidiary Sellers on the other hand in the event Seller and/or Subsidiary Sellers receive any Stock Consideration in accordance with Section 2.07 hereof, in substantially the form to be agreed by the Parties.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Bus” shall mean a proprietary bus or other data path first introduced by Seller or any of its Subsidiaries that:  (a) is capable of transmitting and/or receiving information within an integrated circuit or between two or more integrated circuits, together with the set of protocols defining the electrical, physical, timing and functional characteristics, sequences and control procedures of such bus or data path; and (b) to which neither Seller nor its Subsidiaries (during any time such Subsidiary has met the requirements of being a Subsidiary of Seller) has granted a license or committed to grant a license through its participation in a government sponsored, industry sponsored, or contractually formed group or any similar organization that is dedicated to creating publicly available standards or specifications.

“Seller Chipset” means any single product, other than the Products, consisting of an integrated circuit(s), that alone or together are capable of electrically interfacing directly (with or without buffering or pin re-assignment) with any portion of a Seller Bus or a Seller Processor, to form the connection between such microprocessor and any other device (or group of devices) including microprocessors, input/output devices, networks, and memory.

“Seller Material Adverse Effect” means, with respect to the Transferred Assets or Transferred Sub, any event, change or circumstance that, individually or in the aggregate with all other such events, changes or circumstances, results in a material adverse effect on, or material adverse change in, the Transferred Assets and Transferred Sub, taken as a whole, or any event, change or circumstance that is materially adverse to the ability of the Selling Parties to perform their collective obligations under this Agreement or the Ancillary Agreements to which the Selling Parties and Transferred Sub are or will be a party or to consummate the transactions contemplated hereby or thereby other than such changes, effects or circumstances reasonably attributable to:  (a) economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Business has material operations or sales, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Seller’s applications and communications processor business or the Business, respectively; (b) conditions generally affecting the industry in which Seller’s applications and communications processor business or the Business operate, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Seller’s applications and communications processor business or the Business, respectively; (c) the outbreak of hostilities or war, acts of terrorism or acts of God; (d) changes and effects attributable to the execution, announcement or performance of this Agreement; or (e) any action taken by a Selling Party with the prior written consent of Buyer.

“Seller Processor” shall mean a microprocessor first developed by, for or with substantial participation by Seller or any of its Subsidiaries, or the design of which has been purchased or otherwise acquired by Seller or any of its Subsidiaries, including the Seller® 8086, 80186, 80286, 80386, 80486, Celeron®, Pentium®, Xeon™, StrongARM, XScale®, Itanium®, MXP, IXP, 80860 and 80960 microprocessor families, and the 8087, 80287, and 80387 math coprocessor families.

“Selling Party” means Seller and any Subsidiary of Seller that owns or possesses any Transferred Asset and/or any of the Transferred Shares (collectively, the “Selling Parties”), and for purposes of clarification, excludes Transferred Sub.

“Stock Consideration” means the consideration paid by Buyer pursuant to Section 2.07 in the form of shares of Buyer Common Stock.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other similar entity as to which more than fifty percent (50%) of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries and (b) any partnership, joint venture or other similar relationship between such Person and any other Person.

“Supply Agreement” means the Supply Agreement entered into by Buyer and/or a Buyer Designee and Seller simultaneously herewith to become effective upon the Closing as of the Effective Time.

“Taxes” means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

“Tax Returns” means all returns, declarations, reports, statements, information statements, forms or other documents filed or required to be filed with respect to any Tax.

“Trade Secrets and Copyright License Agreement” means the Copyright and Trade Secrets License Agreement in favor of Buyer and/or one or more Buyer Designees entered into by Buyer and /or one or more Buyer Designees, on the one hand, and the applicable Selling Parties, on the other hand, simultaneously herewith to become effective upon the Closing as of the Effective Time.

“Transferred Copyrights” means the Copyrights owned by a Selling Party as of the Closing Date that are embodied in the Products and used exclusively in the Business and not embodied or used in or with any other current product or service or planned product or service of Seller or any of its Subsidiaries.

“Transferred Employees” means the Business Employees who (i) accept an offer of employment from Buyer and who begin their employment with Buyer immediately upon Closing as of the Effective Time or (ii) are employees of Transferred Sub as of the Effective Time.

“Transferred Intellectual Property” means, collectively, the Transferred Copyrights and Transferred Trade Secrets.

“Transferred Patents” means those Patents identified on Schedule 1.01(f).

“Transferred Shares” means all of the issued and outstanding share capital and any other outstanding equity interests of Transferred Sub.

“Transferred Trade Secrets” means any Trade Secrets owned by the Selling Parties as of the Closing Date that are embodied in the Products and used exclusively in the Business and not embodied or used in or with any other current product or service or planned product or service of Seller or its Subsidiaries; provided, however, that such term shall not include any rights in Trade Secrets that are described within a Patent issuing after the Closing Date related to a patent application that was filed prior to the Closing Date.

“Transition Services Agreement” means the Transition Services Agreement entered into by Buyer and/or a Buyer Designee and Seller simultaneously herewith to become effective upon the Closing as of the Effective Time.

1.02         Index of Other Defined Terms.  In addition to those terms defined in Section 1.01, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Terms	Section

Agreement	Preamble
Annual Financial Information Date	Section 3.15(a)
Assumed Contracts	Section
Assumed Liabilities	Section 2.03
Basket	Section 7.02(e)
Business Employees	Section 3.14(c)
Buyer	Preamble
Buyer Approvals	Section 4.03
Buyer Disclosure Schedules	Article IV
Buyer Indemnitees	Section 7.02(a)
Buyer Preferred Stock	Section 4.11(a)
Buyer Sales Tax	Section 5.09(f)
Buyer SEC Documents	Section 4.05(a)
Bye-Laws	Section 4.01
Claims	Section 2.01(l)
Closing	Section 2.08
Confidentiality Agreement	Section 5.01(a)
Consideration	Section 2.06(c)
Copyrights	Section 1.01
Covenant Contract	Section 5.13(f)
Customer Data	Section 5.16
Equipment	Section 2.01(b)
Exchange Act	Section 4.05(a)
Excluded Assets	Section 2.02
Excluded Claims	Section 2.02(i)
Excluded Liabilities	Section 2.04
Excluded Seller Product	Section 1.01
Financial Statements	Section 3.15(a)
Include	Section 9.13
Including	Section 9.13
Indemnification Cap	Section 7.05
Indemnitee	Section 7.02(c)
Indemnitor	Section 7.02(c)
Investment Center	Section 5.03
Israeli Tax Ruling	Section 5.09(l)
Leased Real Property	Section 3.06
Losses	Section 7.02(d)
Material Contract Consents	Section 3.09
Material Contracts	Section 3.08
Notice of Claim	Section 7.03(b)
Parties	Preamble
Party	Preamble
Patents	Section 1.01
Permits	Section 2.01(i)

Permitted Post-Signing Supplement	Section 5.02(b)
Possessing Party	Section 5.01(c)
Proceedings	Section 3.07
Quarter Financial Information Date	Section 3.15(a)
Receiving Party	Section 5.01(c)
Retained Marks	Section 5.04
Sale	Section 5.20
Sales Tax	Section 5.09(f)
Sarbanes-Oxley Act	Section 4.05(d)
SEC	Section 4.05(a)
Seller	Preamble
Seller Approvals	Section 3.03
Seller Cash Consideration	Section 2.06(b)
Seller Disclosure Schedules	Article III
Seller Indemnitees	Section 7.02(b)
Seller Stock Consideration	Section 2.06(b)
Selling Parties	Section 1.01
Share Encumbrances	Section 3.23(a)(iii)
Specially Designated Intellectual Property	Section 5.01(a)
Subsidiary Sellers	Recitals
Subsidiary Sellers Cash Consideration	Section 2.06(a)
Subsidiary Sellers Stock Consideration	Section 2.06(a)
Termination Date	Section 8.01(b)(i)
Trade Secrets	Section 1.01
Trademarks	Section 1.01
Transferred Assets	Section 2.01
Transferred Shares	Recitals
Transferred Sub	Recitals
Transferred Sub Contracts	Section 3.08

ARTICLE II

TRANSFER OF ASSETS

2.01         Transferred Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase and acquire (or cause one or more Buyer Designees to purchase and acquire) from the Selling Parties, and Seller agrees to sell, transfer, assign, deliver and convey to Buyer (or one or more Buyer Designees), or cause to be sold, transferred, assigned, delivered and conveyed to Buyer (or one or more Buyer Designees), free and clear of all Liens and Share Encumbrances other than Permitted Liens, all of the Selling Parties’ right, title and interest in, to and under:  (i) the Transferred Shares and (ii) the following assets, as the same shall exist on the Closing Date, that are owned, lawfully held or possessed by the Selling Parties as the case may be (the assets identified in subsections (a) through (l) below as may be updated pursuant to Section 5.02, collectively, the “Transferred Assets”):

(a)   the collateral materials, brochures, manuals, promotional materials, sales materials, display materials and product information materials exclusively related to the Products;

(b)   all of the fixed assets, machinery, equipment, tools and other tangible personal property that are described or listed on Schedule 2.01(b) (the “Equipment”);

(c)   subject to the need to obtain any required consent from any third party, the Contracts that are listed on Schedule 2.01(c), and any Prepayments paid by Seller or its Subsidiaries prior to the Closing with respect to such Contracts;

(d)   subject to the need to obtain any required consent from any third party, the Contracts, including the leasehold improvements therein and all rights appurtenant thereto, for Leased Real Property that are listed on Schedule 2.01(d) (such Contracts, together with the Contracts listed on Schedule 2.01(c), the “Assumed Contracts”), and any Prepayments paid by Seller or its Subsidiaries prior to the Closing with respect to such Contracts;

(e)   the Transferred Patents;

(f)    the Transferred Trade Secrets;

(g)   the Transferred Copyrights;

(h)   a list of current customers and suppliers of the Business;

(i)    all licenses and permits issued by a Governmental Authority necessary for the ownership, lease or use of the Transferred Assets, Transferred Sub and Transferred Shares and used exclusively in the Business to the extent that such licenses and permits are transferable (the “Permits”);

(j)    documents related exclusively to the Transferred Intellectual Property which are reasonably accessible to Seller;

(k)   such documents not otherwise recited in Section 2.01 that were exclusively developed for use in the design and development of the Products as are reasonably accessible to Seller; and

(l)       all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate (“Claims”) that relate to the Transferred Assets or Transferred Shares other than Excluded Claims.

The Transferred Intellectual Property (including the assets identified in clauses (e) through (g) above) and Intellectual Property assets of Transferred Sub shall be subject to any (i) licenses retained by Seller or granted to Seller pursuant to any Ancillary Agreement, (ii) licenses and Contracts with use restrictions existing on the date hereof granted to or by Seller or its Subsidiaries (other than those licenses, if any, which Seller was required to disclose hereunder as an Assumed Contract or Transferred Sub Contract or Contracts with use restrictions that Seller was required to disclose hereunder but failed to so disclose as of the date hereof or as provided in Section 5.02) and (iii) licenses or Contracts with use restrictions entered into by a Seller or its Subsidiaries in the ordinary course of the Business not in violation of this Agreement prior to the Closing Date.

2.02         Excluded Assets.  Buyer and Seller expressly understand and agree that all assets of Seller and its Subsidiaries, other than the Transferred Assets (the “Excluded Assets”), shall be excluded from the Transferred Assets, including, but not limited to:

(a)      all assets, tangible or intangible, real or personal that are not specifically identified in Section 2.01;

(b)      all Contracts that are not Assumed Contracts, including all purchase and sales orders under which Products remain to be delivered to customers of the Business as of the Closing Date;

(c)      all Prepayments associated with Contracts that are not Assumed Contracts or other obligations not assumed by Buyer;

(d)      any amounts owed by or to Seller and/or Subsidiary of Seller, to or from a Subsidiary of Seller, under any Liability, including but not limited to all Accounts Receivable;

(e)      all Cash and Cash Equivalents;

(f)       all Inventory as of the Closing Date;

(g)      subject to Section 2.05, all Employee Plans;

(h)      all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to any of the other Excluded Assets or any of the Excluded Liabilities;

(i)       all Claims to the extent that such claims relate to (i) any Excluded Assets or Excluded Liabilities or (ii) events or breaches or violations occurring on or prior to the Closing Date that relate to the Transferred Assets (the “Excluded Claims”);

(j)       all rights to or claims for refunds of Taxes (including penalties) paid by Seller or its Subsidiaries, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, including those imposed on property, income or payrolls, to the extent such refunds are of amounts paid with respect to the Pre-Closing Tax Period;

(k)      all rights, properties, and assets which have been used in the Business and which shall have been transferred (including transfers by way of sale), licensed or otherwise disposed of in the ordinary course of the Business prior to the Closing and not in violation of the terms of this Agreement;

(l)       all enterprise software, databases and networks of Seller or its Subsidiaries, including all sales management, engineering, materials, business planning, manufacturing, logistics, finance and accounting systems utilized by the Business;

(m)     all Intellectual Property licensed by Seller to Buyer pursuant to any Intellectual Property Agreement; and

(n)      without limiting the generality of the foregoing, all Excluded Equipment, Excluded Seller Products, Core Seller Products, and all of the assets specifically identified on Schedule 2.02(n).

2.03         Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement and the Transition Services Agreement, effective at the Effective Time, Buyer agrees to assume or cause one or more Buyer Designees to assume, and agrees to pay, perform, fulfill and discharge or cause one or more Buyer Designees to pay, perform, fulfill and discharge, the following Liabilities of Seller or its Subsidiaries (collectively and as may be updated pursuant to Section 5.02, the “Assumed Liabilities”):

(a)   all Liabilities arising after the Effective Time under the Assumed Contracts that relate to the period from and after the Closing, provided that the Assumed Liabilities shall not include any Liability arising from breaches by a Selling Party of such Assumed Contracts occurring prior to the Effective Time;

(b)   all Liabilities with respect to Taxes that are the responsibility of Buyer pursuant to Section 5.09;

(c)   all Liabilities arising out of Buyer’s operation and ownership of the Transferred Assets, the Transferred Shares and Transferred Sub on and after the Effective Time;

(d)   all Liabilities that are assumed by operation of Applicable Law related to those Business Employees whose primary place of employment is outside the United States including those Business Employees specified on Schedule 2.03(d); and

(e)   the Product Obligations.

2.04         Excluded Liabilities.  Except for those Liabilities expressly assumed by Buyer pursuant to Section 2.03, Buyer shall not assume and shall not be liable for, and Seller shall retain and remain, as between Seller and Buyer, solely liable for and obligated to discharge, all of the debts, expenses, contracts, agreements, commitments, obligations and other Liabilities of any nature with respect to the Transferred Assets incurred on or prior to the Closing Date (the “Excluded Liabilities”), including the following:

(a)   any Liability for breaches by Seller or its Subsidiaries prior to the Closing Date of any Contract or Applicable Law or arising out of any Contract of Seller or its Subsidiaries not identified in the Schedules (as may be updated pursuant to Section 5.02) as an Assumed Contract and any Liability for payments or amounts due under any Contract on or prior to the Closing Date;

(b)   any Liability for Taxes that are the responsibility of Seller pursuant to Section 5.09;

(c)   all Accounts Payable;

(d)   subject to Section 2.03(d) and Section 2.05, any Liabilities under Employee Plans and Employee Agreements;

(e)   any Liability of Seller and/or any Subsidiary of Seller owed to any Subsidiary of Seller and/or Seller;

(f)    any Liability for or in respect of Indebtedness of Seller or its Subsidiaries;

(g)   any Liability under, or in connection with or arising out of the Excluded Assets;

(h)   any Liability for any actual or alleged infringement of any Intellectual Property that arises from Seller’s or its Subsidiaries’ sales or shipments of Products prior to the Closing Date;

(i)    any Liability for or in respect of a violation by Seller or any of its Subsidiaries of any Environmental Law prior to the Closing Date;

(j)    any Liability for warranty claims or claims arising in respect of Products shipped or sold prior to the Closing (including for those with respect to which Buyer will assume Product Obligations);

(k)   any Liability arising from any transfers of assets or employees out of the Transferred Sub to Seller or its Subsidiaries prior to the Closing unless permitted by Section 5.13, other than any Buyer Sales Tax;

(l)    any Liability arising out of any third-party charge, complaint, suit, action (including regulatory action), hearing, investigation, claim, demand, proceeding (including under any alternative dispute resolution procedure) or other litigation pending as of the Closing; and

(m)     any Liability arising out of any third-party charge, complaint, suit, action (including regulatory action), hearing, investigation, claim, demand, proceeding (including under any alternative dispute resolution procedure) or other litigation filed or otherwise asserted after the

Closing to the extent based upon or arising out of the ownership prior to the Closing of the Transferred Assets, Excluded Assets and/or the conduct of the Business prior to the Closing.

2.05         Transferred Sub.  As clarification of the foregoing Sections 2.01, 2.02, 2.03 and 2.04, and notwithstanding any provision of this Agreement to the contrary, the Parties hereby agree and acknowledge that:

(a)   Assets and Liabilities of the Transferred Sub set forth on Schedule 2.05(a), and any assets and Liabilities of Transferred Sub not listed on Schedule 2.05(a) that do not relate exclusively to the Business, shall be transferred from the Transferred Sub and assumed by Seller or its Subsidiaries on or before the day preceding the Closing Date, and shall be treated in a manner consistent with the Excluded Assets and Excluded Liabilities for purposes of this Agreement; provided that all Liabilities related to such assets transferred pursuant to this Section 2.05(a) shall be fully paid or otherwise satisfied (or, if not, shall be transferred from Transferred Sub such that Transferred Sub has no further obligation or liability with respect thereto).

(b)   Any and all assets and Liabilities of Transferred Sub not set forth on Schedule 2.05(a) that relate exclusively to the Business, subject to Section 2.05(d) below, shall remain assets and Liabilities of the Transferred Sub upon and after the Closing.

(c)   Any assets and Liabilities relating to employee benefits of the nature described on Schedule 3.14(d) that the Parties may mutually agree will be transferred or subcontracted by Seller or its Subsidiaries and assumed by Buyer or its Buyer Designee or Transferred Sub shall be assumed assets or Liabilities of Buyer, a Buyer Designee or Transferred Sub, as applicable.

(d)   Liabilities of Transferred Sub with respect to any Transferred Sub employees who do not become Transferred Employees shall be fully paid or otherwise satisfied (or, if not, shall be transferred from Transferred Sub such that Transferred Sub has no further obligation or liability with respect thereto) on or before the Closing.

(e)   Buyer or its Buyer Designee shall acquire the Transferred Shares at the Closing, at which time the Transferred Sub shall become a wholly owned Subsidiary of Buyer or such Buyer Designee.

2.06         Assignment of Contracts and Rights.

(a)   Anything in this Agreement or any other Acquisition Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto or the receipt of any Government Approvals or the satisfaction of any other requirement thereof, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Seller or any of Seller’s Subsidiaries thereunder.  Seller and Buyer will use commercially reasonable efforts (but without any payment of money by Seller or Buyer except as provided in Section 5.07) to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that Seller shall have no obligation to assign or transfer Contracts, including any licenses of Intellectual Property or any licenses granted by Seller in connection with the sale, distribution and license of Products in the ordinary course of business, that are not Assumed Contracts.  If such consent or Government Approval is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, for the Assumed Contracts set forth on Schedule 2.06, Seller and Buyer will cooperate to discuss and determine feasible arrangements under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement to the extent of Seller’s rights thereunder, including potential sub-contracting, sub-licensing, or sub-leasing to Buyer (but no more extensive than Seller’s existing rights with respect to the Business), or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(b)   After the Closing:  (i) if Seller or any of its Subsidiaries receives any payment, refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer and (ii) if Buyer or any of its Subsidiaries receive any payment, refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Subsidiaries in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller, in each case subject to Section 5.11.

2.07         Consideration.  The consideration payable by Buyer to Seller and Subsidiary Sellers for the Transferred Assets and Transferred Shares shall reflect an aggregate purchase price of Six Hundred Million Dollars ($600,000,000) plus the assumption of the Assumed Liabilities, and shall consist of:

(a)   to Subsidiary Sellers, an aggregate amount equal to the value of the Transferred Sub immediately prior to the Closing as determined by Seller in good faith by written notice to Buyer, payable in cash and/or shares of Buyer Common Stock as elected by Seller in its sole discretion by written notice provided to Buyer no less than three (3) Business Days prior to Closing, and each such Subsidiary Seller shall receive the percentage of such aggregate amount set forth on Schedule 3.23 (to the extent in cash, collectively, the “Subsidiary Sellers Cash Consideration” and, to the extent in Buyer Common Stock, collectively, the “Subsidiary Sellers Stock Consideration”);

(b)   to Seller, an aggregate amount equal to Six Hundred Million Dollars ($600,000,000) less the aggregate amount paid with respect to the Transferred Sub in Section 2.07(a), payable either in cash or in a combination of cash and/or shares of Buyer Common Stock as elected by Seller in its sole discretion by written notice provided to Buyer no less than three (3) Business Days prior to Closing; provided, however, that in no event shall the aggregate value of the Stock Consideration issued pursuant to Section 2.07(a) and (b) exceed One Hundred Million Dollars ($100,000,000) (to the extent in cash, the “Seller Cash Consideration”, and to the extent in Buyer Common Stock, the “Seller Stock Consideration”); and

(c)   the assumption of the Assumed Liabilities by Buyer (together with the Cash Consideration and the Stock Consideration, the “Consideration”).

For purposes of this Section 2.07, each determination with respect to Buyer Common Stock shall be based upon the Buyer Stock Market Price.

2.08         Closing.  The closing of the purchase and sale of the Transferred Assets and Transferred Shares hereunder (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, CA 94304 on the date that is five (5) days after satisfaction of the conditions set forth in Article VI or at such other place or in such manner as the Parties may agree.  At the Closing:

(a)   Seller shall deliver to Buyer the Bill of Sale and, simultaneously with the consummation of the transactions contemplated hereby, Seller, through its officers, agents and employees, will put Buyer in possession of all tangible Transferred Assets at the facilities where they are located as of the Effective Time;

(b)   To the extent not previously executed and delivered by the Parties to become effective upon Closing, Seller and Buyer each shall execute and deliver (or cause their applicable Affiliates or Subsidiaries to execute and deliver) each of the Acquisition Documents to which it is (or they are) a party;

(c)   Buyer shall pay to Seller (for the account of all Selling Parties) the Seller Cash Consideration and Subsidiary Sellers Cash Consideration, if any, by wire transfer of immediately available funds;

(d)   Buyer shall deliver the certificates representing any Seller Stock Consideration to Seller;

(e)   Buyer shall deliver the certificates representing any Subsidiary Sellers Stock Consideration to Subsidiary Sellers;

(f)    Buyer and Seller shall execute and deliver a delivery protocol relating to the manner for delivery of any software that is a Transferred Asset;

(g)   Subsidiary Sellers shall deliver all certificates or instruments representing the Transferred Shares duly endorsed and accompanied by necessary documentation for transfer; and

(h)   Seller shall furnish Buyer with the following documents regarding the Transferred Sub:

(i)            the Memorandum and Articles of Association of Transferred Sub and all amendments thereto, duly certified by the proper officials of the State of Israel;

(ii)           resignations, effective on the Closing Date, of those officers and directors of the Transferred Sub; and

(iii)          the complete and correct corporate minute books and reports filed with the Registrar of Companies (including registration of stock transfers) of Transferred Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions that are (i) disclosed in the disclosure schedules dated as of the date hereof and delivered with this Agreement (“Seller Disclosure Schedules”) or (ii) disclosed pursuant to Section 5.02 (but without limiting Buyer’s indemnification rights with respect to such supplements or amendments as provided in Section 5.02(a)), Seller hereby represents and warrants to Buyer as follows:

3.01         Existence and Good Standing.  Each Selling Party and Transferred Sub is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority required to carry on its business as now conducted and to own and operate the Business as now owned and operated by it.  Each Selling Party and Transferred Sub is qualified to conduct business and is in good standing in each jurisdiction in which it conducts the Business other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

3.02         Authorization and Enforceability.  The execution and delivery by Seller, and the performance by each Selling Party of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, are within the Selling Party’s corporate powers and have been, or will have been prior to Closing, duly authorized by all necessary corporate action on such Selling Party’s part.  This Agreement has been and, when executed prior to or at the Closing, the other Acquisition Documents will have been, duly and validly executed by the Selling Party who is party thereto and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by Buyer and/or a Buyer Designee (as applicable), will constitute the legal, valid and binding agreement of such Selling Party, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

3.03         Governmental or Other Authorization.  Other than notification pursuant to the HSR Act and applications or other submissions or filings under similar merger notification laws or regulations of foreign Governmental Authorities, and other than as set forth on Schedule 3.03, the execution, delivery and performance by each Selling Party of this Agreement and the other Acquisition Documents, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval from any Governmental Authority (such required consents, waivers and approvals, the “Seller Approvals”).

3.04         Non-Contravention.  Except for matters that would not reasonably be expected to have a Seller Material Adverse Effect, the execution, delivery and performance of this Agreement and the other Acquisition Documents by the Selling Parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation, bylaws or other charter documents of the Selling Parties or Transferred Sub, (b) assuming receipt of the Seller Approvals that are Governmental Approvals, contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to any Selling Party, the Transferred Assets or the Transferred Shares or (c) assuming receipt of any other required approvals that are not Governmental Approvals and of the Material Contract Consents, (i) constitute a default under, give rise to any right of termination, cancellation, modification, or acceleration of, or a loss of any material benefit under any Material Contract, (ii) result in the creation or imposition of any material Lien (other than Permitted Liens) on the

Transferred Assets or the Transferred Shares, or (iii) constitute a breach, default or violation of any commitment, judgment, injunction or decree.

3.05         Personal Property. The Selling Parties and Transferred Sub have good and marketable title to all of the tangible personal property that is a Transferred Asset or the tangible personal property of the Transferred Sub, respectively.  None of such personal property is subject to any Lien other than (a) Permitted Liens, (b) Liens that would not reasonably be expected to have a Seller Material Adverse Effect and (c) any restriction contemplated by this Agreement or any of the other Acquisition Documents.

3.06         Real Property. Schedule 3.06 lists the real property leased by the Selling Parties and/or Transferred Sub to be assigned to Buyer or a Buyer Designee in connection herewith (the “Leased Real Property”).  The applicable Selling Party lessee has a valid leasehold estate in all Leased Real Property, free and clear of all Liens, other than (a) Permitted Liens and (b) any Liens that would not reasonably be expected to have a Seller Material Adverse Effect.  The Transferred Sub does not own and has never owned any real property.

3.07         Litigation. Except as set forth on Schedule 3.07, (a) there are no actions, suits, claims, charges, hearings, arbitrations, audits, proceedings (public or private) or, to the Knowledge of Seller, investigations (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened by or against any Selling Party relating to any of the Transferred Assets or Transferred Shares that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents or encumber the Transferred Shares, except as would not reasonably be expected to have a Seller Material Adverse Effect;  (b) there are no material Proceedings pending or, to the Knowledge of Seller, threatened by or against the Transferred Sub, except as would not reasonably be expected to have a Seller Material Adverse Effect; and (c) to Seller’s Knowledge, neither any Selling Party nor the Transferred Sub is a party or subject to any judgment relating to the Transferred Shares, the Products, any other Transferred Assets or Assumed Liabilities.

3.08         Assumed Contracts. Schedule 3.08 sets forth the Contracts to which the Transferred Sub is a party that relate exclusively, and are material, to the Business (the “Transferred Sub Contracts”) and the Assumed Contracts that are material to the Transferred Assets and the conduct of the Business as currently conducted (collectively with the Transferred Sub Contracts, the “Material Contracts”).  Each Material Contract is a valid and binding obligation of the Transferred Sub or Selling Party thereto and, to the Knowledge of Seller, each other Person who is a party thereto, in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.  Except for breaches or defaults that would not reasonably be expected to have a Seller Material Adverse Effect, none of Seller, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto is in breach, violation or default (in each case, which is material) thereunder.

3.09         Material Contract Consents. Schedule 3.09 lists each Material Contract that requires the consent of the other party or parties thereto in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the “Material Contract Consents”).

3.10         Compliance with Applicable Laws. Seller and its Subsidiaries have complied in all material respects with any Applicable Laws relating to the Transferred Assets (including, in the case of the Transferred Sub, Applicable Laws relating to its business operations and employees) and the Transferred Shares, except where the failure to comply would not reasonably be expected to have a Seller Material Adverse Effect.  To the Knowledge of Seller, no Selling Party is subject to any order, writ, injunction or decree of any Governmental Authority directly relating to the Transferred Assets or Transferred Shares.  The Transferred Sub is not subject to any material order, writ, injunction or decree of any Governmental Authority.

3.11         Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who will be entitled to any fee, commission or reimbursement of expenses from Seller, or any Affiliate of Seller, upon consummation of the transactions contemplated by this Agreement, the nonpayment of which could result in a Lien on the Transferred Assets or Transferred Shares or a claim against Buyer.

3.12         Tax Matters. With respect to Seller and its Subsidiaries other than Transferred Sub, except to the extent that the failure to do so would not have a Seller Material Adverse Effect, since January 1, 2003, each of Seller and its Subsidiaries has filed all Tax Returns required to have been filed by it with respect to the Transferred Assets since Seller or one of its Subsidiaries, as the case may be, has owned such Transferred Assets, and has paid on a timely basis all Taxes due and payable with respect to the Transferred Assets and incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would (x) result in a Lien on any Transferred Asset or (y)  result in Buyer being liable or responsible therefor.  Except as set forth in Schedule 3.12, (i) with respect to those Taxes described in the preceding sentence of this Section 3.12, neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority that it is or may be subject to additional Tax with respect to the Transferred Assets and (ii) there are no Liens for Taxes (other than Permitted Liens) upon any of the Transferred Assets.  The representations and warranties contained in this Section 3.12 or Section 3.23(e) are the only representations and warranties being made with respect to compliance with or liability under laws related to Taxes related to the Business, Transferred Assets or the ownership or operation thereof by Seller or its Subsidiaries.

3.13         Intellectual Property.

(a)   All of the Transferred Intellectual Property other than Transferred Trade Secrets is free and clear of any Liens other than Permitted Liens.  Except as set forth on Schedule 3.13(a), Seller, Transferred Sub or one of the other Selling Parties is the exclusive owner (or joint owner, including those items set forth on Schedule 3.13(c) or otherwise pursuant to joint development and other collaboration agreements entered into prior to the date hereof by a Selling Party or prior to the Closing Date in compliance with the terms of this Agreement) of all right, title, and interest in and to all of the Transferred Intellectual Property, subject in each case, to licenses granted by Seller and its Subsidiaries to third parties and licenses granted to, and use restrictions binding upon, Seller and its Subsidiaries by third parties.

(b)   To the Knowledge of Seller, neither (x) the current use of the Transferred Intellectual Property or the other Transferred Assets by Seller or any of its Subsidiaries nor (y) the current manufacture, marketing, distribution or sale of any of the Products by Seller or its Subsidiaries infringes on any Trade Secrets or Copyright of any third party.  Except as set forth on Schedule 3.13(b), Seller, to its Knowledge, has not received any written claims currently pending from any Person claiming that the Products infringe or misappropriate the Intellectual Property of any Person.

(c)   Except as set forth on Schedule 3.13(c), Seller has taken commercially reasonable steps to protect its rights in the Transferred Trade Secrets including taking commercially reasonable steps to have all of its respective current and former employees, consultants and contractors employed in the Business execute and deliver to Seller a proprietary information and assignment agreement.  To the Knowledge of Seller, it has not received written notice of any violation of or non-compliance with such agreements related to the Transferred Trade Secrets.

(d)   To Seller’s Knowledge, except as set forth on Schedule 3.13(d), neither Seller nor any of its Subsidiaries is a party to any proceeding, settlement agreement or stipulation or is subject to any outstanding decree, order, or judgment, that restricts in any manner the use, transfer or licensing of the Transferred Intellectual Property or the Products.

(e)   All registered Transferred Patents are currently in material compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or any actions falling due within ninety (90) days after the Closing Date.  To the Knowledge of Seller, there are no proceedings or actions pending before any court or tribunal (including the PTO or equivalent authority anywhere in the world) to which Seller or Transferred Sub has been named as a party and served with process that involve the validity, scope, or priority of the Transferred Intellectual Property.  None of the Transferred Copyrights are registered Copyrights.

(f)    Except as set forth on Schedule 3.13(f), no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Intellectual Property or Transferred Sub Intellectual Property that is exclusively related to the Business and not set forth on Schedule 2.05(a), as a result of which any such educational institution, research center or third party would have any material claim of ownership of the Transferred Intellectual Property or such Transferred Sub Intellectual Property.

(g)   Except for the items listed in Schedule 3.13(g), no software covered by a Transferred Copyright is subject to any open source license (as that term is defined by the Open Source Initiative).

3.14         Employee Matters.

(a)   Multiemployer Plans.  At no time has Seller or any other Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 and the regulations issued thereunder, contributed to or been obligated to contribute to any Multiemployer Plan or any plan maintained pursuant to a collective bargaining agreement or any plan subject to Title IV of ERISA, in any case with respect to Business Employees or former Business Employees.

(b)   Labor.  No work stoppage or labor strike against Seller or any of its Subsidiaries is pending or, to Seller’s Knowledge, threatened or reasonably anticipated with respect to the Business Employees.  Seller has no Knowledge of any activities or proceedings of any labor union to organize any Business Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Business Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to have a Seller Material Adverse Effect.  Neither Seller nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or extension order (other than extension orders applicable to all employees or to all electronics employees in Israel) or union contract with respect to Business Employees and no collective bargaining agreement is being negotiated by Seller with respect to the Business Employees.

(c)   Business Employee List.  All of the employees of Seller and its Subsidiaries who work directly and primarily with the Transferred Assets or who are employees of Transferred Sub as of the date hereof, other than the Excluded Employees (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under Applicable Law, under any applicable collective bargaining agreement or under any leave of absence policy of Seller or its Subsidiaries and (iii) those on short-term disability under the short-term disability program of Seller or its Subsidiaries) regardless of the company payroll on which such individuals appear (the “Business Employees”), together with the country in which each such Business Employee is based, are listed on Schedule 3.14(c).

(d)   Transferred Sub.  Except as set forth on Schedule 3.14(d), all of the Liabilities of Transferred Sub under Employee Plans or Employee Agreements with respect to Transferred Employees will survive the Closing pursuant to Applicable Law.  The Transferred Sub has complied in all material respects with any material Applicable Laws relating to employment matters.

(e)   Nature of Representations and Warranties.  The representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to compliance with or liability under Applicable Laws relating to the employment matters contemplated by this Section 3.14.

3.15         Financial Information.

(a)   Seller has delivered to Buyer copies of the estimated unaudited pro forma consolidated statement of operations of the Business at December 31, 2005 (the “Annual Financial Information Date”) and an estimated unaudited pro forma consolidated statement of operations and statement of net book value of assets at April 1, 2006 (the “Quarter Financial Information Date”), respectively (collectively, the “Financial Statements”).  The Financial Statements have been prepared internally by Seller for management reporting purposes only and have not been audited by any independent certified public accountants or auditors.

(b)   The Financial Statements have been derived from the books and records of Seller and have not been separately audited.  The Financial Statements do not contain all adjustments necessary to comply with GAAP.  The Financial Statements do not reflect the assets, liabilities, revenues and expenses that would have resulted if the Business had operated as an unaffiliated independent company; provided further, that the Financial Statements include estimations for allocation of various revenues, costs and expenses on a reasonable basis.

3.16         Absence of Certain Changes. Since the Quarter Financial Information Date other than with respect to the transactions contemplated by the Acquisition Documents, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been:

(a)   any creation, assumption or sufferance of (whether by action or omission) the existence of any Lien or Share Encumbrance on any of the Transferred Assets or Transferred Shares, other than (i) Permitted Liens and (ii) Liens that would not reasonably be expected to have a Seller Material Adverse Effect;

(b)   any waiver, amendment, termination or cancellation of any Material Contract or any relinquishment of any material rights thereunder by Seller, or to the Knowledge of Seller any other party, other than, in each such case, actions taken in the ordinary course of business or that are not material with respect to any such Material Contract;

(c)   any material change by Seller or Transferred Sub in its accounting principles, methods or practices or in the manner it keeps its accounting books and records relating to the Business, except any such change required by a change in GAAP or except any change that results from the audit contemplated in Section 6.01(f);

(d)   any material damage, destruction or other casualty loss with respect to any Transferred Asset;

(e)   any Contract for any Selling Party to take any of the actions specified in paragraphs (a) through (d) above; or

(f)    any event, occurrence, development or state of circumstances or facts that has had or has a Seller Material Adverse Effect.

3.17         Environmental Matters. Except as would not reasonably be expected to have a Seller Material Adverse Effect, to the Knowledge of Seller:  (a) Seller and each of its Subsidiaries is in compliance with all applicable Environmental Laws and (b) there are no written claims pursuant to any Environmental Law pending or threatened against Seller or any of its Subsidiaries, in each case in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets.  The representations and warranties contained in this Section 3.17 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Selling Parties’ ownership or operation thereof.

3.18         Product Warranties. Seller has delivered copies of Seller’s standard product warranties with respect to the Products set forth in its order acknowledgement forms for the Products.  To the Knowledge of Seller, no outstanding material claims with respect to product warranties relating to the Products exist.

3.19         Transferred Assets. Except for the Excluded Assets (including the Intellectual Property licensed pursuant to the Intellectual Property Agreements), the Excluded Employees and the benefits received by the Business by virtue of it being operated by Seller or one of its Subsidiaries, and as set forth on Schedule 3.19, the Transferred Sub, Transferred Assets and the assets and services temporarily made available to Buyer pursuant to the Transition Services Agreement and the Supply Agreement constitute all of the material assets of this type (other than any Intellectual Property) used in the conduct of the Business as of the date hereof.

3.20         Customers. Schedule 3.20 lists the names of the ten (10) largest customers to whom the Business has sold Products during the year ended December 31, 2005 (based on dollar amount of revenue recognized in connection with the sale of such Products during such year).  To Seller’s Knowledge, none of the Selling Parties has received any written statement from any customer whose name appears on Schedule 3.20 that such customer will not continue as a customer of the Business after the Closing.

3.21         Investor Representations.

(a)   Economic Risk.  Each of Seller and the Subsidiary Sellers is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  Seller acknowledges that it and the Subsidiary Sellers are able to fend for themselves in the issuance of the Stock Consideration as contemplated by this Agreement and have the ability to bear the economic risks of their investment and ownership of Buyer Common Stock pursuant to this Agreement, and have had the opportunity to ask questions and receive answers of Buyer concerning Buyer and its business and financial condition.

(b)   Purchase for Own Account.  The Stock Consideration will be acquired for Seller’s and Subsidiary Sellers’ own accounts, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

(c)   Exempt from Registration; Restricted Securities.  Seller and the Subsidiary Sellers understand that the Stock Consideration will not be registered under the Securities Act, on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of Buyer on such exemption is predicated in part on Seller’s representations set forth in this Agreement.  Seller and the Subsidiary Sellers understand that the shares of Stock Consideration being acquired hereunder are restricted securities within the meaning of Rule 144 under the Securities Act; that the shares of Stock Consideration are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(d)   Restrictive Legends.  It is understood that each certificate representing the Stock Consideration issued hereunder, and any other securities issued in respect of any of the foregoing upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES,  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

3.22         Complete Copies. To Seller’s Knowledge, except as set forth on Schedule 3.08, Seller has delivered true and complete copies of each Material Contract that has been requested in writing (including email) by Buyer or its counsel, and there are no amendments or modifications thereto that have not been disclosed in writing to Buyer.

3.23         Representations Regarding Transferred Sub and Transferred Shares.

(a)   Capitalization.

(i)            The authorized capital stock of the Transferred Sub consists of 36,000 Ordinary Shares, of which only the Transferred Shares are issued and outstanding on the date hereof.  No other shares of capital stock of the Transferred Sub have been authorized or designated as a series or are issued and outstanding as of the date hereof.  All of the Transferred Shares are duly authorized, validly issued, fully paid and non-assessable, have been issued in material compliance with all Applicable Laws and were issued in compliance with all applicable preemptive rights created by statute, the Memorandum and Articles of Association of the Transferred Sub and any agreement to which Transferred Sub is bound or by which its properties or assets are bound.

(ii)           There are not outstanding (i) any options, warrants or other rights to purchase from Transferred Sub any capital stock or other securities of Transferred Sub, (ii) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (iii) any other commitments or rights of any kind for Transferred Sub to issue additional shares of capital stock, options, warrants or other securities or (iv) any equity equivalent or other ownership interests in Transferred Sub or similar rights.

(iii)          Seller’s Subsidiaries are the sole registered and beneficial owners of the Transferred Shares.  The Transferred Shares are free and clear of all Liens, claims, options, rights of other parties, voting trusts, proxies, shareholder or similar agreements, encumbrances or other restrictions (other than restrictions imposed by applicable securities laws) (collectively, “Share Encumbrances”).  Upon delivery of certificates evidencing certificated Transferred Shares to Buyer or a Buyer Designee together with any executed share transfer deeds or instruments for the Transferred Shares necessary to transfer the Transferred Shares under Applicable Law, and payment by Buyer of the amount due and payable to Seller pursuant to Section 2.07, Buyer or its

Buyer Designee will acquire good and marketable title to such Transferred Shares, free and clear of any Share Encumbrance.

(b)   Ownership; Subsidiaries.  Schedule 3.23 sets forth the identity of each of the holders of equity interests of Transferred Sub and their respective ownership interests in Transferred Sub.  Transferred Sub has no Subsidiaries and does not, directly or indirectly, own any equity investment or other ownership interest in any Person.  Transferred Sub is not a participant in any joint venture, partnership or similar arrangement.

(c)   Indebtedness; Operations.  On the basis of an unaudited balance sheet at and as of April 1, 2006 not prepared in accordance with GAAP, the Transferred Sub’s Indebtedness and other Liabilities were $13,161,211 as of such date and, except as set forth on Schedule 3.23(c), the Transferred Sub did not have any other Indebtedness and had not incurred any other Liabilities (other than pursuant to an Employee Plan) in excess of $500,000.  Since January 1, 2005, other than as contemplated by this Agreement, Transferred Sub has not sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its Inventory in the ordinary course of business.  Since April 1, 2006, other than in the ordinary course of business, Transferred Sub has not incurred any Indebtedness or other Liabilities (other than those which will be assumed by a Selling Party on or prior to the Closing and for which Transferred Sub and Buyer will have no Liability from and after the Closing).

(d)   Guarantees.  Transferred Sub is not a guarantor or indemnitor of any Indebtedness of any Person which guarantee will not be released prior to or at Closing.

(e)   Taxes.  Except to the extent that the failure to do so would not, collectively with any breaches of Section 3.12, have a Seller Material Adverse Effect, since January 1, 2003, Transferred Sub has filed all Tax Returns required to have been filed by it, and has paid on a timely basis all Taxes due and payable.  Except as set forth in Schedule 3.23(e), (i) with respect to those Taxes described in the preceding sentence of this Section 3.23(e), Transferred Sub has not received any written notice from any Governmental Authority that it is or may be subject to additional Tax, and (ii) there are no Liens for Taxes (other than Permitted Liens).  Buyer has been provided with a copy of the IRS Form 8832 filed with respect to the election to treat Transferred Sub as a disregarded entity for U.S.  federal income tax purposes.  The representations and warranties contained in this Section 3.23(e) are the only representations and warranties being made with respect to compliance with or liability under laws related to Taxes related to Transferred Sub.

(f)    Permits.  Transferred Sub has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which has had or would have a Seller Material Adverse Effect.  Transferred Sub is not in default in any material respect under any of such franchises, permits, licenses or similar authority.

3.24         Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS ARTICLE III (WHICH MAY BE RELIED UPON BY BUYER) AND REPRESENTATIONS AND WARRANTIES SPECIFICALLY RELATING TO THE TRANSFERRED ASSETS IN ANCILLARY AGREEMENTS, IF ANY, ALL OF THE TRANSFERRED ASSETS, TRANSFERRED SHARES AND TRANSFERRED SUB ARE BEING SOLD “AS IS, WHERE IS,” AND NEITHER

SELLER NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TRANSFERRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, AND BUYER HAS RELIED ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE TRANSFERRED ASSETS ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to such exceptions that are (i) disclosed in the disclosure schedules dated as of the date hereof and delivered with this Agreement (the “Buyer Disclosure Schedules”) or (ii) disclosed pursuant to Section 5.02 (but without limiting Seller’s indemnification rights with respect to such supplements or amendments as provided in Section 5.02(a)) and except as set forth in the Buyer SEC Documents (as defined below) filed by Buyer with the SEC on or before the date of the making of these representations, Buyer hereby represents and warrants to Seller, as follows:

4.01         Existence and Good Standing. Each of Buyer and each Buyer Designee is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority required to carry on its business as now conducted and to own and operate its businesses as now owned and operated by it.  Neither Buyer nor any Buyer Designee is required to be qualified to conduct business in any jurisdiction other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.  Buyer has heretofore delivered (or made available in its reports or registration statements filed with the SEC) to Seller complete and correct copies of its memorandum of association and bye-laws (the “Bye-Laws”) as currently in effect.

4.02         Authorization and Enforceability. The execution, delivery and performance by Buyer and each Buyer Designee of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration to Seller, are within Buyer’s or Buyer Designee’s, as applicable, corporate powers and have been duly authorized by all necessary corporate action on its part.  No vote of Buyer’s stockholders is required in connection with this Agreement or any issuance of the Stock Consideration hereunder.  This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by Buyer and/or one or more Buyer Designees, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by Seller, will constitute the legal, valid and binding agreements of Buyer and each such Buyer Designee, enforceable against Buyer and each such Buyer Designee in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

4.03         Governmental or Other Authorization. Other than notification pursuant to the HSR Act and applications or other submissions or filings under similar merger notification laws or regulations of foreign Governmental Authorities, the execution, delivery and performance by Buyer and each Buyer Designee of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration to Seller, require no Governmental Approval from any Governmental Authority or any consent, waiver or approval of any other Person (such required consents and approvals, the “Buyer Approvals”).

4.04         Non-Contravention.

(a)   Neither Buyer nor any Buyer Designee is in, nor does the conduct of its business as proposed to be conducted as disclosed in its SEC Documents result in, any violation, breach or default of any term of Buyer’s Memorandum of Association or Bye-laws or other charter documents of the Buyer Designees, or contravene or constitute a default under any material agreement to which Buyer or any Buyer Designee is a party or by which it may be bound, or of any provision of any Applicable Law binding upon or applicable to Buyer or any Buyer Designee.

(b)   Except for matters that would not reasonably be expected to have a Buyer Material Adverse Effect, the execution, delivery and performance of this Agreement and the other Acquisition Documents by Buyer and each Buyer Designee, where applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the Memorandum of Association or Bye-laws of Buyer or other charter documents of the Buyer Designees, (b) assuming receipt of Buyer Approvals that are Governmental Approvals, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or any Buyer Designee, respectively, or (c) assuming receipt of Buyer Approvals that are not Governmental Approvals, contravene or constitute a default under any material agreement to which Buyer or any Buyer Designee is a party or by which it may be bound.

4.05         SEC Documents; Buyer Financial Statements.

(a)   Since April 30, 2005, Buyer has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, exhibits, reports, statements, schedules, registration statements and other documents required to be filed with the SEC under the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the documents referred to in this Section 4.05 and any documents filed by Buyer with the SEC between the date of this Agreement and the Closing Date, collectively, the “Buyer SEC Documents”), each of which complied or will comply at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed.  Buyer is not a party to any material agreement or other arrangement which was required to have been filed with the SEC as an exhibit to any Buyer SEC Document which has not been so filed.

(b)   None of such Buyer SEC Documents, including any financial statements or schedules included or incorporated by reference therein, contained when filed (and, in the case of a proxy statement, on the date of mailing) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading.

(c)   The financial statements (including the related notes and schedules) of Buyer included in the Buyer SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with GAAP (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments), in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(d)   The chief executive officer and chief financial officer of Buyer have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)  and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Buyer is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

4.06         Absence of Certain Changes. Since April 29, 2006, the business of Buyer, its Subsidiaries and each Buyer Designee has been conducted in the ordinary course consistent with past practice, and there has not been:

(a)   any event, occurrence, development or state of circumstances or facts that has had or has a Buyer Material Adverse Effect;

(b)   any amendment of any material term of any outstanding security of Buyer or any Buyer Designee;

(c)   any sale of a material amount of assets (tangible or intangible) of Buyer or any Buyer Designee, other than sales of products in the ordinary course of business consistent with past practices;

(d)   any change in any method of accounting or accounting principles or practice by Buyer, any of its Subsidiaries or any Buyer Designee, except for any such change required by reason of a concurrent change in GAAP; or

(e)   any agreement by Buyer or any Buyer Designee or any officers thereof in their capacities as such to do any of the things described in the preceding clauses (a) through (d).

4.07         Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened: (a) by or against Buyer or any Buyer Designee, their respective activities, properties or assets that would reasonably be expected to have a Buyer Material Adverse Effect; or (b) that seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents.  To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Authority.

4.08         Compliance with Applicable Laws. Each of Buyer and each Buyer Designee has complied with all Applicable Laws relating to its business and properties, except where the failure to comply would not have a Buyer Material Adverse Effect.

4.09         No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries or any other Buyer Designee, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, other than:

(a)   Liabilities disclosed and provided for in the balance sheet or in the notes thereto or in the Buyer SEC Documents filed prior to the date of this Agreement; and

(b)   Liabilities incurred in the ordinary course of business consistent with past practices since January 28, 2006 not required to be disclosed in the Buyer SEC Documents.

4.10         Cash. Buyer’s cash and other capital resources on hand do and will at Closing constitute sufficient funds to consummate, and to pay the fees and expenses related to, the transactions contemplated by this Agreement and the Ancillary Agreements, including payment of the Cash Consideration.

4.11         Representations Related to the Issuance of Buyer Common Stock.

(a)   Capitalization.  As of the date hereof, the authorized capital stock of Buyer consists of 492,000,000 shares of Buyer Common Stock, and 8,000,000 shares of preferred stock, par value $0.002 per share (“Buyer Preferred Stock”).  At the close of business on June 19, 2006, (i) 293,268,946 shares of Buyer Common Stock or restricted shares of Buyer Common Stock were issued and outstanding and (ii) no shares of Preferred Stock were issued and outstanding, (iii) options to purchase 52,538,383 shares and warrants to purchase 1,053,294 shares of Buyer Common Stock or restricted stock units of Buyer Common Stock issued pursuant to employee benefit plans and agreements of Buyer were issued and outstanding.  All of the outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.  Other than as set forth above, (x) there are no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Buyer or any Subsidiary of Buyer requiring or providing for, and (y) there are no outstanding debt or equity securities of Buyer or any Subsidiary of Buyer which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Buyer or any Subsidiary of Buyer of any new or additional shares of Buyer Common Stock or any other securities of Buyer (or any Subsidiary of Buyer) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Buyer Common Stock or any other securities of Buyer (or any Subsidiary of Buyer).  The shares of Buyer Common Stock to be issued pursuant to this Agreement will, upon issuance, be validly issued, fully paid, nonassessable, not subject to any preemptive rights and free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (in each case to which Buyer is a party), other than restriction under applicable securities laws.

(b)   Governmental or Other Authorizations.  Except for (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with any issuance of the shares of Buyer Common Stock pursuant to this Agreement, and (ii) the filing of the notification form for the listing of additional shares or similar application with Nasdaq or such other national exchange on which the Buyer Common Stock is quoted or listed upon the issuance of the Stock Consideration issuable under this Agreement, all filings, consents and approvals as are required by Applicable Law for the issuance of Stock Consideration and performance of the Registration Rights Agreement have been obtained or made.

(c)   Exempt Offering.  The offer, sale and issuance of any Buyer Common Stock in satisfaction of the Stock Consideration will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, assuming the accuracy of Seller’s representations and warranties in Section 3.21.

(d)   Registration Rights.  Except as provided in the Registration Rights Agreement, Buyer has not granted or agreed to grant any Person any rights (including piggyback registration rights) to have any securities of Buyer registered with the SEC or any other Governmental Authority.

(e)   Form S-3 Eligibility.  Buyer meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to register any and all shares of Buyer Common Stock issued pursuant hereto and has no Knowledge of any facts or circumstances that would reasonably be expected to change its compliance with such requirements or eligibility to use Form S-3 or delay the effectiveness of any registration statement filed pursuant to the Registration Rights Agreement.

(f)    Disclosure.  The information contained in this Agreement and the SEC Documents and other information provided to Seller in connection with the transactions contemplated hereby with respect to the business, operations, results of operations and financial condition of Buyer, and the transactions contemplated by this Agreement, when taken together, are true and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.12         Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer, who will be entitled to any fee, commission or reimbursement of expenses from Buyer, or any Affiliate of Buyer, upon consummation of the transactions contemplated by this Agreement, the nonpayment of which could result in a claim against, or obligation of, Seller or any of its Affiliates.

4.13         Export Compliance. Buyer acknowledges that the Transferred Assets include technology that is “controlled technology” under the U.S. Export Administration Regulations, including technology that is classified as ECCN 3E002 and ECCN 5E002 of the U.S. Export Administration Regulations.

ARTICLE V

COVENANTS

5.01         Access to Information.

(a)   Between the date hereof and the Closing, Seller agrees to provide to Buyer and its authorized agents (including its attorneys and accountants and auditors) reasonable access to the offices and properties of the Business and the books and records of (i) Seller exclusively relating to the Transferred Assets and (ii) Transferred Sub, upon reasonable prior notice, during normal business hours, under Seller’s supervision and at Buyer’s expense, in order to conduct a review of the Transferred Assets and the Business.  Each of the Parties hereto will hold, and will cause its consultants and advisers and other representatives to hold, in confidence all documents and information furnished to it by or on behalf of another Party to this Agreement in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements (and, after the Closing, the Parties shall hold in confidence all information regarding the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities and the Business Employees) as “confidential information” pursuant to the terms of the Confidentiality and Nondisclosure Agreement No. 98074 dated September 24, 1997 entered into between Seller and Buyer (together with Addendum No. 1 thereto effective December 21, 2005 and Addendum No. 2 thereto dated May 8, 2006, the “Confidentiality Agreement”), notwithstanding any contrary terms in Section 1 of the Confidentiality Agreement.  Notwithstanding the foregoing, in the event Seller provides Buyer or any of Buyer’s Subsidiaries with access to Intellectual Property that constitutes highly sensitive proprietary information, as determined by Seller in its sole discretion, Seller will designate such Intellectual Property as highly sensitive in a written notice provided to Buyer (“Specially Designated Intellectual Property”), and Buyer’s or Buyer’s Subsidiary’s use of such Specially Designated Intellectual Property or other exercise of any rights granted under this Agreement or any of the Ancillary Agreements with respect to such Specially Designated Intellectual Property shall be conditioned upon its strict compliance with the reasonable Intellectual Property protection measures that Seller will designate for such Specially Designated Intellectual Property in such written notice.  Subject to the foregoing, Buyer acknowledges and agrees that its acceptance, use, review or other exploitation of any Specially Designated Intellectual Property shall be deemed to constitute its irrevocable acceptance of and agreement to such additional terms, conditions and restrictions provided by Seller with respect to such Specially Designated Intellectual Property, without any other acknowledgment or action by Buyer or any Buyer Subsidiary.  Notwithstanding any contrary provision in the Confidentiality Agreement, Section 3 of the Confidentiality Agreement shall not apply to any Specially Designated Intellectual Property.  Nothing in this Article V limits Buyer’s obligations or any restrictions relating to any Specially Designated Licensed Trade Secrets.

(b)   Buyer shall, and shall cause each Buyer Designee to, maintain all of the books and records pertaining to Transferred Sub, Transferred Shares, Transferred Assets and the Assumed Liabilities before the Closing that are in its possession for such period as may be required by Applicable Law relating to the relevant books and records.  After the Closing and for so long as the same shall be retained by Buyer and/or any Buyer Designee pursuant to the foregoing sentence, Buyer or such Buyer Designee shall provide Seller and its representatives, upon notice from Seller, with reasonable access to such books and records upon the same terms and conditions as set forth in Section 5.01(a), mutatis mutandis.  If, at any time after the Closing and until such expiration of the period of retention of records as required under Applicable Law, Buyer or such Buyer Designee proposes to dispose of any of such books and records, Buyer or such Buyer Designee shall first offer to deliver the same to Seller at the expense of Seller.

(c)   Following the Closing, each Party (the “Possessing Party”) will afford the other Party (the “Receiving Party”), its counsel and its accountants, during normal business hours, reasonable access to information relating to the Transferred Assets, the Transferred Shares or the Transferred Sub in the Possessing Party’s possession or under the Possessing Party’s control and, to the extent reasonably requested, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with (i) the preparation of Tax Returns, the preparation for any audit by any taxing authority or the prosecution or defense of any claim or proceeding relating to any Tax Return or (ii) compliance with the requirements of any Governmental Authority.

5.02         Additions to and Modification of Schedules.

(a)   Subject to subsection (b), if on any date on or prior to the Closing Date, a Party determines that any of the information in any representation, warranty or schedule of such Party (including the Seller Disclosure Schedules and the Buyer Disclosure Schedules, as applicable) provided on the date hereof is not true, accurate and complete in all material respects, such Party shall be entitled to amend the schedules relating to such Party to make additions to or modifications of such schedules (and to add new schedules not previously included in the Seller Disclosure Schedules or Buyer Disclosure Schedules, respectively, with respect to the representations and warranties in Articles III and IV, respectively) necessary to make the information set forth in such representation, warranty or schedule true, accurate and complete in all material respects, and such representations, warranties and schedules shall thereupon be deemed amended to reflect such additions and modifications for all purposes except as provided herein, provided, however, that Seller shall not be permitted to amend Schedule 2.05(a) to add assets or Liabilities of the Transferred Sub that are exclusively related to the Business without the consent of Buyer.  For any additions or modifications made to correct inaccuracies of the representations and warranties set forth in Article III or Article IV, respectively (including those representations and warranties which are expressed with respect to a date prior to the date hereof) for facts, events or circumstances occurring prior to or existing on and disclosable as of the date hereof, the non-amending Party shall be entitled to indemnification pursuant to the provisions set forth in Article VII.  Notwithstanding the foregoing, no such supplement or amendment may be made with respect to a Contract in existence on the date hereof if such Contract (together with all other such Contracts disclosed in amendments and supplements pursuant to this Section 5.02(a) but which were not listed on Schedule 2.01(c) or Schedule 2.01(d) as of the date of the execution of this Agreement) involves or (to the extent reasonably apparent on the face of such Contract) would involve monetary liabilities or obligations in excess of Thirty Million Dollars ($30,000,000) in the aggregate.  All Liabilities under such Contracts in excess of such aggregate amount shall be deemed “Excluded Liabilities” for all purposes hereunder.

(b)   Notwithstanding subsection (a), not less than two (2) days prior to the Closing, Seller shall deliver to Buyer a supplement to the schedules to this Agreement (other than the Seller Disclosure Schedules or Buyer Disclosure Schedules, respectively) with respect to facts, events or circumstances arising after the date hereof, but any such supplement will be disregarded and have no further force and effect hereunder for any purposes unless such supplement:  (i) is consented to in writing by Buyer or (ii) derives from actions by Seller and its Subsidiaries that are either expressly permitted in this Agreement or not prohibited by Article V (and if such supplement complies with either of the foregoing clauses (i) and (ii), it shall be deemed a “Permitted Post-Signing Supplement”).  Permitted Post-Signing Supplements shall also include supplements delivered to Buyer within the foregoing time period that disclose any of the following:  (i) those Contracts relating exclusively to the Business entered into by a Selling Party or Transferred Sub after the date of this Agreement, and such Contracts identified on such supplement to Schedule 2.01(c), Schedule 2.01(d) or Schedule 3.08, respectively, shall be deemed to be Assumed Contracts or Transferred Sub Contracts, respectively, for all purposes hereof, provided that such Contracts were entered into in accordance with the terms of Article V or otherwise with the consent of Buyer (which shall not be unreasonably withheld), (ii) other assets relating exclusively to the Business acquired by a Selling Party after the date of this Agreement which would have been “Transferred Assets” if such assets were owned or held by a Selling Party as of the date hereof, and such assets identified on such supplement to Schedule 2.01 of the Seller Disclosure Schedules shall be deemed to be Transferred Assets, and (iii) other Liabilities relating exclusively to the Business incurred by a Selling Party or Transferred Sub after the date of this Agreement which would have been “Assumed Liabilities” or Liabilities of Transferred Sub if such Liabilities had been in existence as Liabilities of such Selling Party or Transferred Sub as of the date hereof, and such Liabilities identified on such supplement to Schedule 2.03 shall be deemed to be Assumed Liabilities, provided that such Liabilities were incurred in accordance with Article V hereof or otherwise with the consent of Buyer (which shall not be unreasonably withheld).  Notwithstanding the foregoing, Schedule 2.05(a) may not be updated to add assets or Liabilities of Transferred Sub that are exclusively related to the Business without the consent of Buyer.

(c)   Other than as set forth in Section 5.02(a) and (b), no Party may make any changes, supplements, amendments or modifications to the schedules to this Agreement with respect to any fact, event or circumstance occurring after the date hereof.  Notwithstanding anything to the contrary in this Agreement, in no event shall the inaccuracy of a representation and warranty give rise to a right of any Party to terminate this Agreement.

5.03         Compliance with Terms of Governmental Approvals and Consents. From and after the Closing Date, Buyer and each Buyer Designee shall comply at its own expense with all conditions and requirements imposed on Buyer or such Buyer Designee as set forth in (a) Buyer Approvals that are Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance with the terms thereof by Seller and (b) all Buyer Approvals of Persons other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Seller.  The parties shall use all commercially reasonable efforts to obtain the consent prior to the Closing of the Investment Center in the Ministry of Industry, Trade & Labor of Israel (the “Investment Center”) to the

transfer by the Subsidiary Sellers of the Transferred Shares.  Further, Buyer agrees that it shall, and shall cause the Buyer Designees acquiring the Transferred Shares to, continue to operate Transferred Sub in accordance with the requirements of the Investment Center, including those set forth in the applicable letters of approval and the applicable certificates with respect to the completion of the capital investments issued by the Investment Center.  Seller shall be responsible for liabilities (other than Taxes, which are governed by Section 5.09(h)(vi)) imposed on Transferred Sub on or following the Closing Date to the extent such liabilities constitute the recapture of an incentive that either reduced liabilities of Transferred Sub with respect to a period, or was paid to Transferred Sub, prior to the Closing Date, but only to the extent such recapture is a direct result of the failure of the Investment Center to approve the transfer of the Transferred Shares to Buyer or Buyer Designee pursuant to this Agreement; provided, that Buyer has complied with its obligations under this Section 5.03 with respect to obtaining such approval and has not taken or refrained from taking action that prevented such approval.  Buyer and Transferred Sub shall be responsible for all other recapture of incentives received by Transferred Sub.

5.04         Use of Marks. Notwithstanding any other provision of this Agreement, no interest in or right to use the name “Taurus” or any derivation thereof or any other Trademarks, service marks or trade names of Seller (the “Retained Marks”) is being transferred or otherwise licensed to Buyer or any Buyer Designee pursuant to the transactions contemplated by this Agreement.  Buyer agrees not to use and agrees to cause each Buyer Designee not to use any materials bearing Retained Marks or sell, transfer, or ship any products bearing Retained Marks (a) unless requested to do so by Seller, (b) except to the extent displayed on the hardcopy (non-electronic) form of such materials delivered to Buyer and/or a Buyer Designee at the Closing or (c) except as required under Assumed Contracts or Transferred Sub Contracts with customers, provided that such use, for each of (a) through (c), shall only be permitted until the date which is ninety (90) days after the Closing Date.  The foregoing rights are subject to Seller’s standard Trademark usage guidelines, a copy of which has been provided to Buyer, and Seller reserves the right to practice quality control with regard to its marks.  Upon the expiration of the foregoing license, all materials bearing any Retained Mark in the possession or control of Buyer or its agents shall be promptly destroyed.  Prior to any distribution of any materials bearing Retained Marks, Buyer shall use its commercially reasonable efforts to redact or modify such materials in order to minimize or eliminate the use of the Retained Marks.  Nothing in this section shall prevent Buyer from engaging in Fair Use or nominative fair use of the Retained Marks, to the extent permissible under the U.S. Trademark Act or common law.

5.05         Cooperation.

(a)   After the Closing, each Party shall provide such assistance and cooperation as the other Party or its counsel may reasonably request in connection with any claims or Proceedings relating to the Business or the Transferred Assets or the Transferred Shares or any pending Intellectual Property.  Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred by the other in assisting such Party pursuant to this Section 5.05.  No Party shall be required by this Section 5.05 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)   Without limiting the foregoing, Buyer shall use all commercially reasonable efforts to seek and obtain from the SEC such waivers of, or relief from, the requirements pursuant to Rule 3-05 of Regulation S-X or such other securities laws applicable to the audited financial statements contemplated by Section 6.01(f) as reasonably requested by Seller.

5.06         Assignments. Seller will reasonably cooperate with Buyer in transferring the Transferred Intellectual Property, including any pending applications and registrations for the registered Intellectual Property, provided, however, that as of the Closing Date and except as provided in Section 5.05, Seller shall have or incur no further obligations or expenses in connection therewith, and it shall be the sole responsibility of Buyer to pursue, protect, or perfect any such rights as it may see fit in its sole discretion.

5.07         Consents and Filings; Further Assurances. Commencing as soon as practicable following the date hereof, Seller will use its commercially reasonable efforts to obtain Material Contract Consents.  Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to (a) satisfy the conditions set forth in Article VI or otherwise consummate or implement expeditiously the transactions contemplated by this Agreement and the other Acquisition Documents or (b) obtain any Material Contract Consents and also to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Acquisition Documents and to promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Authorities.  Seller and Buyer shall keep each other timely apprised of the status of any communications with, and any inquiries from, the United States Federal Trade Commission and the United States Department of Justice and similar Governmental Authorities in other jurisdictions, and shall comply promptly with any such inquiry or request.  Notwithstanding the foregoing, except as set forth on Schedule 5.07, no Party shall have any obligation to expend any funds, commence or participate in any litigation, or offer or grant any accommodation (financial or otherwise) in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Material Contract Consents, Seller Approvals or Buyer Approvals) other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors) reasonably necessary to consummate such transactions or consent fees, amendment fees, cost, reimbursement provisions or the like set forth in the applicable Assumed Contract or Transferred Sub Contract in question.  Notwithstanding the foregoing, Buyer will be solely responsible for obtaining any third party licenses in connection with the operation of the Business after the Closing.

5.08         Public Announcements. Neither Buyer nor Seller nor any of their respective Affiliates shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement or any of the other Acquisition Documents without the prior written consent of Buyer (in the case of Seller) or Seller (in the case of Buyer), except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, Nasdaq.  If any party determines, with the advice of counsel, that it is required by Applicable Law to make any public announcement of or disclosure of this Agreement, any of the other Acquisition Documents, or any terms hereof or thereof, it shall, a reasonable time before making any public announcement or disclosure, consult with the other Party regarding such disclosure and seek confidential treatment for such terms or portions of such announcement of or disclosure of this Agreement or such other Acquisition Document as may be requested by the other Party.  For the avoidance of doubt, Buyer shall not contact any of the customers of Seller or employees of Seller without the presence of a representative of Seller with respect to the Business or any Transferred Asset.

5.09         Allocation of Expenses; Tax Matters.

(a)   Allocation of Non-Tax Operating Expenses.  All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of the Closing Date (Seller being liable for that portion of the period up to and including the day before the Closing Date, and Buyer being liable for that portion of the period on and after the Closing Date), computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.  All Prepayments (including lease expenses but excluding Taxes) paid by Seller prior to the Closing Date and all other operating expenses paid by Buyer with respect to the operation of the Business on or after the Closing shall be apportioned between Buyer and Seller as of the Closing Date computed on the basis of the applicable time period to which expenses apply.  Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.09(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount.  Such amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.

(b)   Allocation of Property Taxes.  With respect to Seller and each Subsidiary of Seller other than Transferred Sub, all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.09(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.  Thereafter, Seller shall notify Buyer upon receipt of any bill for personal property taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority; provided, that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of such taxes to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.09(b), the other Party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 5.09(b) and not made when due shall bear interest at the rate of ten percent (10%) per annum.

(c)   Payment of Taxes.  Taxes described in Section 5.09(b), Section 5.09(f) or Section 5.09(h) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.09(b), Section 5.09(f) or Section 5.09(h), as the case may be.  Upon payment of such Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.09(b), Section 5.09(f) or Section 5.09(h), as the case may be, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 5.09(c) and not made when due shall bear interest at the rate of ten percent (10%) per annum.

(d)   Cooperation.  As to the Taxes that are subject to Section 5.09(b), Section 5.09(f) or Section 5.09(h) from and after the Closing Date, the Parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets, Transferred Sub and the Business as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Proceeding relating to any Tax Return.  The Parties hereto shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.09(d).

(e)   Responsibility for Payment of Taxes.  Taxes attributable to the Transferred Assets or the Business other than those treated specifically in Section 5.09(b) and Section 5.09(f), and Section 5.09(h), shall be borne by the Party incurring such Taxes (other than solely by reason of successor liability or similar provisions of law) under Applicable Law, and each Party shall indemnify, defend and hold the other Party harmless from and against all Taxes for which such Party is liable pursuant to this Section 5.09(e).  Other than with respect to Tax Returns of the Transferred Sub, responsibility for which is governed by Section 5.09(h), Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Business or the Transferred Assets (other than Tax Returns that are required to be filed by Selling Parties under Applicable Law) for all taxable periods beginning on or after the Closing Date, shall pay all Taxes shown to be due on such Tax Returns, and shall indemnify and hold Seller harmless against, from and in respect of all Taxes (i) for any taxable year or period commencing on the Closing Date and (ii) for any taxable period beginning on or before and ending after the Closing Date, other than Taxes attributable to the Pre-Closing Tax Period and Taxes that are the responsibility of Seller pursuant to Sections 5.09(b), 5.09(f) and 5.09(h).  The provisions of Section 5.09(c) regarding payment, verification, and interest shall apply to the Taxes that are subject to this Section 5.09(e).

(f)    Sales and Use Taxes.  All excise, value added, registration, stamp, recording, documentary, conveyancing, transfer, sales, use and any other similar Taxes arising out of the transfer of the Transferred Assets, the Business, the Transferred Shares or the assumption of the

Assumed Liabilities (the “Sales Tax”) shall be determined as soon as practicable after Closing and fifty percent (50%) of such Sales Tax shall be paid by Buyer and one half (50%) of such Sales Tax shall be paid by Seller; provided, however, that Buyer or its Affiliates shall pay one hundred percent (100%) of all Sales Taxes to the extent the payment thereof by Buyer or such Affiliates gives rise to a right to claim a refund of or credit against Taxes otherwise payable by Buyer or its Affiliates under Applicable Law (“Buyer Sales Tax”).  To the extent permitted by Applicable Law, Buyer and Seller shall cooperate fully in minimizing the Sales Tax, including arranging for the electronic transfer of any Transferred Assets where not unduly burdensome.  To the extent a taxing authority provides notice to a Party of an audit of the Sales Tax (other than a notice to Buyer solely with respect to a Buyer Sales Tax), such Party shall immediately notify the other Party and Seller and Buyer shall each assume responsibility for such audit and shall each pay when due one half of any additional Sales Tax ultimately assessed with respect to the transactions contemplated by this Agreement, except that Buyer shall pay one hundred percent (100%) of any Buyer Sales Tax resulting from such audit.  Buyer shall have authority to control, settle or defend any proposed adjustment to the Sales Tax subject to Seller’s approval, and Seller shall cooperate as reasonably requested by Buyer in its defense or settlement of any proposed adjustment to the Sales Tax.

(g)   Withholding.  In the event that any Party is prohibited by Applicable Law from making payments to the other Party unless the paying Party deducts or withholds Taxes therefrom and remits such Taxes to the local taxing jurisdiction, then such paying Party shall duly withhold and remit such Taxes and shall pay to the other Party the remaining net amount after the Taxes have been withheld.  The paying Party shall promptly furnish the other Party with a copy of an official Tax receipt or other appropriate evidence of any Taxes imposed on payments made under this Agreement.  Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including business and occupation taxes.  Nothing in this Section 5.09(g) shall reduce or diminish the Parties’ obligations under Section 5.09(f), the intent of which is to cause each of Buyer and Seller to bear fifty percent (50%) of all Sales Tax other than Buyer Sales Tax, and for Buyer to bear one hundred percent (100%) of all Buyer Sales Tax, and any withholding of Sales Tax under this Section 5.09(g) shall be taken into account in applying Section 5.09(f).

(h)   Taxes of Transferred Sub.

(i)  Each of Buyer and Seller will promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes of Transferred Sub for which such other Party (or such other Party’s Affiliates) may be liable hereunder.  Seller shall assume responsibility for and control the conduct of any audit related to Taxes of Transferred Sub for any taxable period the majority of the days of which occur prior to the Closing.  In connection with any such audit involving the Israeli Tax Authority (or any similar or successor Governmental Authority) and for which Seller has responsibility, Buyer agrees to appoint or cause to be appointed as representatives for Transferred Sub, working on behalf of Seller, KPMG Somekh Chaikin (or such other firm of accountants or lawyers nationally recognized in Israel as Seller determines).  The Party that is (or whose Affiliates are) in control of an audit of Transferred Sub shall not enter into any compromise or agree to settle any claim for Taxes that would adversely affect the other Party or its Affiliates without the written consent of such other Party, not to be unreasonably withheld or delayed.

(ii)  Seller shall be responsible for the following Taxes: (i) Taxes imposed on Transferred Sub with respect to taxable periods ending before the Closing Date, (ii) with respect to taxable periods beginning before the Closing Date and ending on or after the Closing Date, Taxes imposed on Transferred Sub which are allocable, pursuant to Section 5.09(h)(iv) hereof, to the Pre-Closing Tax Period, and (iii) Taxes arising on the Closing Date that arise out of the ordinary course of business of Transferred Sub as a result of actions taken by or at the request of Seller or its Affiliates; provided, however, that if there is an adjustment to a Tax Return for a Pre-Closing Tax Period that results in a Tax benefit with respect to a Post-Closing Tax Period, Seller’s obligation with respect to such adjustment shall be reduced by such Tax benefit; provided, further, that Seller shall be responsible for Taxes to the extent described in Section 5.09(h)(vi)(A), but not for Taxes described in Section 5.09(h)(vi)(B).  Seller shall be treated as having paid any such amounts that are paid in respect of any such Taxes by Transferred Sub, Seller or Seller’s Affiliates prior to the Closing Date.  Buyer and Transferred Sub shall be responsible for Taxes imposed on Transferred Sub arising on the Closing Date, except to the extent of (A) Sales Taxes imposed on Transferred Sub arising on the Closing Date for which Seller is responsible as provided in Section 5.09(f), and (B) Taxes (other than Sales Taxes) imposed on Transferred Sub arising on the Closing Date that arise out of the ordinary course of business of Transferred Sub as a result of actions taken by or at the request of Seller or its Affiliates; provided, further, that Buyer and Transferred Sub shall be responsible for Taxes to the extent described in Section 5.09(h)(vi)(B), but not for Taxes described in Section 5.09(h)(vi)(A).  Buyer and Transferred Sub shall also be responsible for all Taxes of Transferred Sub attributable to Post-Closing Tax Periods, other than such Taxes that are the responsibility of Seller pursuant to this Section 5.09(h)(ii).  Seller shall prepare or cause to be prepared all Tax Returns of Transferred Sub for taxable periods ending prior to the Closing Date, and Buyer shall prepare or cause to be prepared all Tax Returns of Transferred Sub for taxable periods including and ending on or after the Closing Date.  To the extent Seller cannot file such Tax Returns under Applicable Law, Seller shall deliver (or cause to be delivered) such Tax Returns to Buyer before the due date (including extensions) for the filing thereof, and Buyer shall sign and file or cause to be signed and filed such Tax Returns no later than such due date.  All such Tax Returns shall be prepared in a manner consistent with past practice of Transferred Sub except as otherwise required by Applicable Law.  To the extent permitted or required by Applicable Law or administrative practice, the taxable year of Transferred Sub that includes the Closing Date shall be closed as of the end of the day prior to (or at the beginning of) the Closing Date.  If any Party is liable hereunder for any portion of the Tax shown due on any Tax Return required to be filed by any other Party, the Party preparing such Tax Return will deliver a copy of the relevant portions of such Tax Return to the Party so liable for its review and approval not less than fifteen (15) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), together with a statement showing the other Party’s obligations for Taxes relating to such Tax Return, which shall be paid no later than the due date of such Taxes (or, if later, fifteen (15) days following receipt of such Tax Return), and shall accrue interest if not timely paid, as provided in Section 5.09(c).  If the Parties disagree as to any item reflected on any such Tax Return, the Parties will jointly request a third party accounting firm to resolve any issue in dispute as promptly as possible.  The decision of such third party accounting firm will be final and binding on the parties, and the expenses of such accounting firm will be shared equally by Seller and Buyer.

(iii)  Neither Seller nor Buyer shall, nor shall Seller or Buyer cause or permit the Transferred Sub or its Affiliates to, amend, refile, or otherwise modify any Tax Return relating to Transferred Sub with respect to any Pre-Closing Tax Period if such amendment, refiling or modification could adversely affect Seller.

(iv)  In the case of Taxes of Transferred Sub that are payable with respect to a taxable period that begins before and ends on or after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the day before the Closing Date shall be:

(A) in the case of Taxes that are either (x) based upon or related to income, sales, receipts, payroll or other items of income or expense, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended at the close of business on the day before the Closing Date; and

(B) in the case of Taxes imposed on a periodic basis with respect to the assets of Transferred Sub, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending the day before the Closing Date and the denominator of which is the number of calendar days in the entire period.

(v)  Seller shall be entitled to any refund of, or credit for, Taxes to the extent such refund represents a refund of Taxes paid with respect to a Pre-Closing Tax Period, such credit arises as a result of Taxes paid with respect to a Pre-Closing Tax Period, or such Tax represents a Sales Tax that was the responsibility of Seller pursuant to this Agreement; provided, however, that if any such refund or credit results in a correlative Tax detriment to Buyer or its Affiliates with respect to a Post-Closing Tax Period, Buyer’s obligation with respect to such refund or credit shall be reduced by such Tax detriment.  Buyer shall pursue such refund or credit as reasonably requested by Seller, provided that Seller shall reimburse Buyer for its reasonable out of pocket costs (including any Taxes arising from the receipt of such refund, net of any Tax benefit of the payment thereof to Seller hereunder).

(vi)  (A) Seller shall be responsible for Taxes imposed on Transferred Sub on or following the Closing Date to the extent such Taxes constitute the recapture of Tax incentives that reduced the liability of Transferred Sub for Taxes with respect to Pre-Closing Tax Periods, but only to the extent such recapture is a direct result of the failure of the Investment Center to approve the transfer of the Transferred Shares to Buyer or Buyer Designee pursuant to this Agreement; provided, that Buyer has complied with its obligations under Section 5.03 with respect to obtaining such approval and has not taken or refrained from taking action that prevented such approval; and (B) Buyer and Transferred Sub shall be responsible for all other Taxes attributable to the recapture of Tax incentives received by Transferred Sub.

(i)  Exclusivity of Tax Provisions.  Notwithstanding anything to the contrary contained in this Agreement (including Article VII) this Section 5.09 contains the exclusive provisions governing the liability of the parties for Taxes, and no claim for indemnification may be made under any other provision hereof with respect to matters pertaining to Taxes.  In the event of a conflict between the provisions of this Section 5.09 and any other section of this Agreement, this Section 5.09 shall govern and control.

(j)  Adjustment to Cash Consideration.  The parties shall treat all indemnification payments made under this Agreement as an adjustment to the Cash Consideration for applicable Tax purposes.

(k)  Tax Treatment; Section 338 Election.  The Parties acknowledge and agree that, for U.S.  federal income Tax purposes, the purchase of the Transferred Shares pursuant to this Agreement shall be treated as a purchase of the assets of the Transferred Sub for an amount equal to the sum of (A) the Subsidiary Sellers Cash Consideration, (B) the fair market value as of the Closing Date of the Subsidiary Sellers Stock Consideration, and (C) each liability or other item of the Transferred Sub to the extent treated as an “amount realized” for U.S.  federal income Tax purposes.  If requested in writing by Seller, Buyer shall cause to be made, without cost or obligation to Seller, a protective election under Section 338 of the United States Internal Revenue Code of 1986, as amended, with respect to the purchase of the Transferred Shares hereby, as and when requested by Seller.

(l)  Israeli Tax Ruling.  Buyer has been informed that Subsidiary Sellers intend to prepare and file with the Israeli Tax Authority an application for a ruling determining the tax consequences to Subsidiary Sellers of the sale of the Transferred Shares, specifically with respect to deferral of Israeli taxation on any Subsidiary Sellers Stock Consideration received by Subsidiary Sellers in such sale (the “Israeli Tax Ruling”).  Buyer agrees to, and agrees to use commercially reasonable efforts to cause its outside counsel, advisors and accountants to, cooperate as Subsidiary Sellers reasonably request for the purpose of procuring the Israeli Tax Ruling.

5.10         Allocation of Consideration. The Parties agree that, for U.S. federal income Tax purposes, and where permitted all other income Tax purposes, the Subsidiary Sellers Stock Consideration and the Subsidiary Sellers Cash Consideration (together with certain liabilities of Transferred Sub and other amounts) shall be treated as consideration paid for the assets of Transferred Sub as provided in Section 5.09(k).  All other consideration paid hereunder (including the assumption of Assumed Liabilities to the extent treated as consideration for applicable Tax purposes) shall be treated as consideration paid for the Transferred Assets (and not the Transferred Shares or the assets of Transferred Sub).  Neither Party shall take any position inconsistent with this Section 5.10 in any Tax Return, unless otherwise required by Applicable Law.

5.11         Accounts Receivable. Following the Closing, Buyer shall forward to Seller, immediately upon receipt thereof, any payments of Accounts Receivable of Seller; and Seller shall forward to Buyer, immediately upon receipt thereof, any payments of accounts receivable of Buyer.  Promptly following the Closing, the Parties shall cooperate in advising customers to direct to the appropriate Party any future payments by such customers.  In determining whether a payment received by either Party is a payment of an Account Receivable of Seller or accounts receivable of Buyer, the receiving Party may rely on any invoice or contract number referred to on the payment or in correspondence accompanying such payment.  If a payment, refund or other amount is received by either Buyer, a Buyer Designee or a Selling Party from an account debtor that has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.  Following the Closing, Buyer will, at Seller’s expense, provide such cooperation as Seller shall reasonably request in connection with Seller’s collection of outstanding Accounts Receivable of Seller.

5.12         Accounts Payable. To the extent that Buyer receives any invoices for Accounts Payable or statements evidencing amounts owed by Seller to another Party, Buyer will promptly deliver such documents to Seller.  To the extent that Seller receives any invoices for Accounts Payable or statements evidencing amounts owed by Buyer to another Party, Seller will promptly deliver such documents to Buyer.

5.13         Operation of the Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as permitted by this Agreement or any of the other Acquisition Documents or as set forth in Schedule 5.13, or unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Selling Parties and Transferred Sub shall use commercially reasonable efforts to operate the Business in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom the Selling Parties deal in connection with the Business in the ordinary course.  Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), except as contemplated by this Agreement, any other Acquisition Document or as set forth on Schedule 5.13, Seller shall not (and shall cause each other Selling Party and the Transferred Sub not to):

(a)   fail to maintain the Transferred Assets as a whole in at least as good condition as they are being maintained by the Selling Parties on the date hereof, subject to normal wear and tear;

(b)   sell, assign, or transfer any of the Transferred Shares and not permit any of the Transferred Shares to be subjected to any Share Encumbrances;

(c)   sell, assign, or transfer any of the Transferred Assets, except in the ordinary course of business, consistent with past practice, and not permit any of the Transferred Assets to be subjected to any Lien, other than (i) the Permitted Liens and (ii) Liens that would not reasonably be expected to have a Seller Material Adverse Effect;

(d)   fail to pay or discharge when due any Liability of which the failure to pay or discharge would reasonably be expected to cause any material damage or loss to the Transferred Assets and Transferred Shares or Transferred Sub, taken as a whole;

(e)   accelerate, amend, terminate, modify or cancel any Material Contract;

(f)    enter into or renew (other than an automatic renewal) any Contract that exclusively relates to the Business that (i) provides for payment obligations (whether by a Selling Party or the counterparty thereto) in an aggregate amount for such Contract greater than One Million Dollars ($1,000,000) or which is reasonably likely to extend beyond 2010 (a “Covenant Contract”); (ii) would be a Covenant Contract that, according to its terms, prohibits assignment to Buyer or Buyer Designees (or a purchaser of the Transferred Assets) without the consent of the counterparty thereto; or (iii) is a Contract entered into by the Handheld Platform Group of Seller or the Mobile Wireless Group of Seller that would impose on Buyer or any Buyer Designee a non-competition obligation or other use restriction;

(g)   fail to maintain its books and records in the usual, regular and ordinary manner on a basis consistent with prior years, except for any change required by a change in GAAP, change resulting from the audit of the financial statements of the Business as contemplated in Section 6.01(f), or a change in the accounting practices of Seller or Transferred Sub generally;

(h)   grant to any Business Employee any increase in compensation (except for one-time bonuses to selected Business Employees) or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any such employee, except as may be required under Applicable Law, Seller’s termination policy or any employment or termination agreement in effect on the date hereof or in the ordinary course of business;

(i)    acquire or agree to acquire any asset that would constitute Transferred Assets, except in the ordinary course of business;

(j)    reduce or discount any prices of the Products, except in the ordinary course consistent with past practice; and

(k)   agree or consent to do any of the foregoing.

Notwithstanding the foregoing, between the date hereof and the Closing Date, subject to Section 2.05, Seller and its Subsidiaries may transfer from the Transferred Sub (i) the assets set forth on Schedule 2.05(a), (ii) all Cash, Accounts Receivable and Inventory, and (iii) all other Contracts, employees and other assets and Liabilities, in each case, that are not exclusively related to the Business.

5.14         Employee Information and Access. Seller agrees to provide to Buyer certain general information concerning Seller’s compensation and benefit programs and specific information relating to individual Business Employees, subject to Applicable Law and, to the extent required, any such employee’s proper consent, solely for the purpose of Buyer formulating offers of employment to such employees; provided, however, that Seller will not make personnel records available for inspection or copying.

5.15         Employees.

(a)   Employment Offers.

(i)  Subject to Applicable Law, Buyer shall make offers of employment to each Business Employee who is not an Excluded Employee to be effective as of the Closing.  The offers of employment for each such Business Employee who is not an Excluded Employee will (i) subject to requirements of Applicable Law for the jurisdiction in which the Business Employee is located, include employment terms reasonably determined by Buyer but that, in all events, are substantially similar to and at least as favorable to such Business Employee as his or her existing cash compensation, and also at least as favorable with respect to his or her equity compensation, and including participation in all compensation and benefit programs made available to similarly situated employees of Buyer at levels which are in the aggregate substantially equivalent to the value of their compensation and benefits under Seller’s programs, and (ii) supersede any prior agreements regarding the terms and conditions of employment with such Business Employee as in effect prior to the Closing Date.  Notwithstanding the previous sentence, in no event shall any prior agreement with respect to Intellectual Property be superseded, except that all Transferred Employees shall be permitted to disclose to Buyer all information in their possession or otherwise known by them which is directly related to the Transferred Assets and Assumed Liabilities after the Closing, but not related to the Excluded Assets or other confidential information of Seller.  For purposes of clarification, prior to the Closing, Buyer shall not cause any Business Employee to disclose to Buyer confidential information related to the Business, except as permitted by Seller.

(ii)  To the greatest extent permitted by Applicable Law, Buyer shall provide service credit for all periods of service by the Transferred Employees under Buyer’s employee policies and plans except to the extent such service credit would result in the duplication of benefit accrual for the same period of service.  Buyer shall be responsible for all Liabilities, salaries, benefits and similar employer obligations that arise after Closing under Buyer’s compensation and benefit plans and policies for all Transferred Employees or pursuant to Section 2.03(d) and as may be agreed by the Parties pursuant to Section 2.05(c).  In particular, Buyer shall be responsible for Liabilities with respect to the termination of any Transferred Employees by Buyer after the Closing, including health care continuation coverage with respect to plans established or maintained by Buyer after the Closing to the extent that the Transferred Employees participate therein, and damages or settlements arising out of any claims of wrongful or illegal termination by Buyer following the Closing, and for complying with the requirements of all Applicable Laws with respect to any such termination by Buyer after the Closing.

(iii)  Except with respect to Transferred Employees who are employees of the Transferred Sub, subject to Applicable Law, Seller shall be solely responsible for (i) any liabilities or obligations with respect to the Business Employees including the Transferred Employees, that arise prior to the Closing, (ii) any liabilities or obligations with respect to any Business Employees who do not become Transferred Employees, and (iii) subject to Section 2.03(d), any liabilities or obligations with respect to Transferred Employees under the Employee Plans or the Employee Agreements that arise following the Closing.

(iv)  Subject to Applicable Law, Seller shall permit the Transferred Employees who are participants in Seller’s SERP Profit Sharing Plan and 401(k) Plan to make direct “roll-overs” of their plan accounts to a designated Buyer tax qualified retirement plan.

(v)  With respect to Transferred Employees who are employees of the Transferred Sub, subject to Applicable Law, Buyer shall provide continuity of comparable benefits coverage for such Transferred Employees, including contributions to existing employee accounts or to accounts established by Buyer.  Seller and Buyer shall cooperate to identify all amounts relating to accrued benefits under Employee Plans that are held by third parties, such as insurance companies and pension funds.  To the extent that such amounts held by third parties are less than the Liabilities of the Employee Plans to which they relate for such Transferred Employees, Seller shall identify and obtain an alternative funding mechanism for such Liabilities in compliance with

Applicable Law.  As of the Closing, the Transferred Sub shall employ only Transferred Employees.

(b)   Additional Employees.  Seller shall use its commercially reasonable efforts to identify a category of employees of the Selling Parties and make available for the making of employment offers by Buyer at Closing those employees of Seller and/or its Subsidiaries whose services would be needed by Buyer in connection with the Transferred Assets, but who are not listed on Schedule 3.14(c), and whom Buyer, in its sole discretion, may choose to hire, subject to the limitations on provision of information as set forth in Section 5.14.  Any such additional employees who are hired by Buyer at Closing shall be considered Transferred Employees for purposes of this Agreement.

(c)   Vacation Cash-Outs.  Vacation that has been earned, but not taken, by a Transferred Employee as of the Closing Date (a) will be paid by Seller, as required by Applicable Law, as soon as reasonably practicable following the Closing Date to Transferred Employees employed in California or Massachusetts or other jurisdictions where payment is required under Applicable Law, and (b) for all other Transferred Employees, will be credited to the Transferred Employee under Buyer’s vacation policy.

(d)   No Condition.  Nothing in this Article V shall be construed to establish or impose a condition to Closing regarding the Business Employees’ acceptance of employment with Buyer.

5.16         Protection of Privacy. The data related to customers of the Business which is included in the Transferred Assets (the “Customer Data”) has been collected by the Selling Parties over the internet under the conditions set forth in the Seller Privacy Policy attached as Schedule 5.16 to this Agreement (the “Privacy Policy”) and is transferred to Buyer and/or Buyer Designees subject to the obligations set forth in the Privacy Policy.  Buyer covenants and agrees that it will not use, and will cause each Buyer Designee not to use, the Customer Data in any manner that conflicts with the terms of the Privacy Policy.

5.17         Cash Consideration. Buyer shall maintain sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement, including payment of the Cash Consideration to Seller or the Subsidiary Sellers.

5.18         Stock Consideration.

(a)   Prior to Closing, Buyer shall complete the filing of any required notification form for the listing of additional shares or similar application with Nasdaq or such other national exchange on which the Buyer Common Stock is quoted or listed for the issuance of the Stock Consideration.

(b)   Buyer agrees that it shall, promptly after the Registration Statement (as defined in the Registration Rights Agreement) has been declared effective, deliver to its transfer agent a letter of instruction as necessary such that (subject to the terms of the Registration Rights Agreement) at any time the Registration Statement is effective, the Stock Consideration may be sold pursuant to the prospectus contained in the Registration Statement.  In addition, the legend set forth in Section 3.21 shall be removed and Buyer shall issue (or instruct the transfer agent to issue) a certificate without such legend to the holder of any Stock Consideration upon which it is stamped, if, unless otherwise required by state securities laws, (a) such holder provides Buyer with an opinion of counsel, in form, substance and scope reasonably acceptable to Buyer, to the effect that a public sale or transfer of such Stock Consideration may be made without registration under the Securities Act; or (b) such holder provides Buyer with reasonable assurances reasonably acceptable to Buyer that such Stock Consideration can be sold under Rule 144(k).

5.19         Release of Liens. On or prior to the Closing, Seller shall use all commercially reasonable efforts to cause any and all Liens (other than Permitted Liens) and Share Encumbrances recorded against or otherwise respecting the Transferred Assets, Assumed Liabilities and Transferred Shares to be satisfied and released in full and shall cause the holders of such Liens and Share Encumbrances to file all documents and make all filings in all relevant jurisdictions necessary to release such Liens and Share Encumbrances.  All such releases, filings and documentation shall be in form and substance reasonably acceptable to Buyer.

5.20         Exclusive Dealing. From and after the date hereof to the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, neither Seller, any of its Subsidiaries nor any of its or their respective officers, directors, attorneys, accountants, investment bankers, advisors and other agents shall, directly or indirectly, (i) solicit or encourage inquiries or proposals, participate in any negotiations, or cooperate in any manner relating to the possible acquisition of the Business or of all or a material portion of the following, taken as a whole, to anyone other than Buyer or a Buyer Designee (a “Sale”): (a) Transferred Sub, (b) Transferred Assets and (c) Excluded Assets which are Intellectual Property contemplated to be licensed to Buyer pursuant to an Intellectual Property Agreement except (1) where Seller retains a license with rights to sublicense such Intellectual Property or (2) for transfers and licenses by a Selling Party in the ordinary course of business consistent with past practice; (ii) provide information with respect to the Transferred Assets, Transferred Sub or the Business to any Person other than Buyer and its agents and representatives relating to a Sale; (iii) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person with regard to a Sale; or (iv) enter into any agreement with any Person providing for a Sale.  For sake of clarification, nothing in this Section 5.20 shall prevent discussion by Seller or its Subsidiaries with third parties as otherwise permitted hereunder in connection with the completion of the transactions contemplated by this Agreement.

5.21         Satisfaction of Warranty Obligations. After the Closing, Buyer agrees to satisfy any and all product liability, warranty, refund and similar claims and obligations which arise with respect to Products sold by Seller prior to the Closing Date in a manner consistent with the applicable Seller written warranty terms.  Unless otherwise agreed by the Parties in the Transition Services Agreement, Buyer shall, on a periodic basis as agreed by the Parties, deliver to Seller a written statement of warranty costs, which statement shall set forth all such obligations satisfied by Buyer during such period.  Promptly following receipt of such statement, Seller shall reimburse Buyer for all such costs.

5.22         Further Assurances. Upon the reasonable request of Buyer, Seller shall on and after the Closing Date, without further consideration, execute and deliver, and cause to be executed and delivered, to Buyer such deeds, assignments and other instruments, and take such other reasonable actions, as may be reasonably requested by Buyer and are required or desirable to effectuate completely the transfer and assignment of the Transferred Assets and the Transferred Shares and to otherwise carry out the purposes of this Agreement.

5.23         Export Compliance. From and after the Closing Date, Buyer and each Buyer Designee shall comply at its own expense with all conditions and requirements imposed on Buyer or such Buyer Designee required to comply with ECCN 3E002 of the U.S. Export Administration Regulations and such other similar regulations that are imposed on the Transferred Assets and the Transferred Sub.  Buyer agrees that it will not export, either directly or indirectly, any Product or associated technology (including Sorted Wafers (as described in the Supply Agreement) or systems incorporating such Product or Sorted Wafers) without first obtaining any required license or other approval from the appropriate host Governmental Authority with appropriate authority.

ARTICLE VI

CONDITIONS TO CLOSING

6.01         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction or written waiver of each of the following conditions:

(a)   Performance by Seller.  (i) Seller shall have performed, complied with or satisfied in all material respects each of its covenants, obligations and agreements hereunder required to be performed, complied with or satisfied by it on or prior to the Closing Date, and (ii) Buyer shall have received a certificate signed by a duly authorized executive officer of Seller to the foregoing effect and to the effect that the conditions specified within this Section 6.01(a) have been satisfied.  A failure of the representations and warranties to be true and correct at signing or to remain true and correct thereafter shall not itself be deemed to be a failure of any condition.

(b)   No Violation.  No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Closing Date which has or would have the effect of prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.  No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transfers contemplated hereby or the consummation of the Closing, or imposing upon Buyer material fines or penalties in respect thereof, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the transfer contemplated hereby or the consummation of the Closing.

(c)   Acquisition Documents.  Each Selling Party shall have executed and delivered to Buyer all Acquisition Documents to which such Selling Party is a party and shall not have rejected or repudiated any Acquisition Document executed prior to Closing to become effective upon Closing as of the Effective Time.

(d)   HSR Approvals.  The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any other applicable similar merger notification laws or regulations of foreign Governmental Authorities, shall have expired or been terminated, and any applicable filings or approvals under the HSR Act, and any other applicable similar merger notification laws or regulations of foreign Governmental Authorities that are required to be made or obtained prior to Closing shall have been made or obtained.

(e)   Consents.  Seller shall have delivered Buyer all Material Contract Consents listed on Schedule 6.01(e) in writing from the applicable counterparty.

(f)    Audited Financial Statements.  Buyer shall have received from Seller audited financial statements with respect to the Business satisfying Buyer’s requirements of the SEC with respect to the historical financial statements of the acquired business be included in Buyer’s SEC filings following the Closing pursuant to the requirements of Form 8-K pursuant to the Exchange Act and Regulation S-X, as altered as a result of the grant of any waiver or relief by the SEC.

6.02         Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or written waiver of each of the following conditions:

(a)   Performance by Buyer.  (i) Buyer shall have performed, complied with or satisfied in all material respects each of its covenants, obligations and agreements hereunder required to be performed, complied with or satisfied by it on or prior to the Closing Date, and (ii) Seller shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that the conditions specified within this Section 6.02(a) have been satisfied.

(b)   No Violation.  No Governmental Authority shall have enacted, issued, promulgated or entered any Applicable Law which is in effect on the Closing Date which has or would have the effect of prohibiting, restraining or enjoining the consummation of the transactions contemplated by this Agreement.  No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transfers contemplated hereby or the consummation of the Closing, or imposing upon Seller or its Subsidiaries material fines or penalties in respect thereof, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to prohibit the transfer contemplated hereby or the consummation of the Closing.

(c)   Acquisition Documents.  Buyer and each Buyer Designee shall have executed and delivered to Seller all Acquisition Documents to which Buyer or such Buyer Designee is a party and shall not have rejected or repudiated any Acquisition Document executed prior to the Closing Date to become effective upon Closing as of the Effective Time.

(d)   Opinion of Counsel to Buyer.  In the event Seller elects to receive any Stock Consideration in accordance with Section 2.07, Seller shall have received from counsel to Buyer an opinion addressed to Seller, dated the Closing Date, in form and substance reasonably acceptable to Seller with respect to the issuance of Buyer Common Stock.

(e)   HSR Approvals.  The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any other applicable similar merger notification laws or regulations of foreign Governmental Authorities, shall have expired or been terminated, and any applicable filings or Governmental Approvals under the HSR Act, and any other similar applicable merger notification laws or regulations of foreign Governmental Authorities that are required to be made or obtained prior to Closing shall have been made or obtained.

(f)    Closing Consideration.  Buyer shall have available for delivery to Seller and Subsidiary Sellers, as applicable, (i) sufficient working capital to pay the Cash Consideration and (ii) certificates representing the Stock Consideration in the name of Seller and/or Subsidiary Sellers, as applicable.

(g)   Securities Exemption; Listing.  The issuance of any Stock Consideration pursuant to this Agreement will be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws, and Buyer shall have filed all required notification forms for the listing of additional shares or similar application with Nasdaq or such other national exchange on which the Buyer Common Stock is quoted or listed for the issuance of the Stock Consideration.

ARTICLE VII

INDEMNIFICATION

7.01         Survival. The representations and warranties of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.12 and Section 3.23(e) shall not survive the Closing; provided, further, that the representations and warranties set forth in Section 3.23(a) shall survive until the date that is five (5) years from the Closing Date.  Upon the expiration of a representation or warranty pursuant to this Section 7.01, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnitor prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action (other than for fraud) may be brought based on the same, whether for indemnification, breach of contract, tort or under any other legal theory.  All covenants and agreements of the Parties set forth in this Agreement shall survive indefinitely to the extent necessary to give effect to their terms.

7.02         Indemnification.

(a)   Indemnification Provisions for Buyer.  Subject to the provisions of Section 7.01, from and after the Closing Date, Buyer and its Affiliates, officers, directors, representatives and agents (collectively the “Buyer Indemnitees”) shall be indemnified and held harmless by Seller from and against and in respect of any and all Losses (as defined below) incurred by any Buyer Indemnitee resulting from:

(i)            any inaccuracy in or breach of any of Seller’s representations or warranties contained in this Agreement or any Conveyance Document and supplements or modifications to Seller’s representations or warranties as provided in Section 5.02(a);

(ii)           any misrepresentation contained in any certificate furnished to Buyer by or on behalf of Seller pursuant to this Agreement;

(iii)          any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement or any Conveyance Document;

(iv)          any failure of any Selling Party to satisfy any Excluded Liabilities or other Liabilities of any Selling Party (other than Assumed Liabilities) arising from the conduct of the Business prior to the Closing; and

(v)           any expenses required to be paid by Seller under this Agreement or any Conveyance Document.

(b)   Indemnification Provisions for Seller.  Subject to the provisions of Section 7.01, from and after the Closing Date, the Selling Parties and their Affiliates, officers, directors, representatives and agents (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by Buyer from and against and in respect of any and all Losses (as defined below) incurred by any Seller Indemnitee, resulting from:

(i)            any inaccuracy in or breach of any of Buyer’s representations or warranties contained in this Agreement or any Conveyance Document and supplements or modifications to Buyer’s representations or warranties as provided in Section 5.02(a);

(ii)           any misrepresentation contained in any certificate furnished to Seller by or on behalf of Buyer pursuant to this Agreement;

(iii)          any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any Conveyance Document;

(iv)          any failure of Buyer or any Buyer Designee to satisfy any Assumed Liabilities and any Liabilities (other than the Excluded Liabilities) arising from or relating to the Transferred Assets or Transferred Sub to the extent arising subsequent to the Closing; and

(v)           any expenses required to be paid by Buyer under this Agreement or any Conveyance Document.

(c)   For purposes of this Agreement, the term “Indemnitee” shall mean either a Buyer Indemnitee or a Seller Indemnitee, as the case may be, and the term “Indemnitor” shall mean either Buyer Indemnitor or a Seller Indemnitor, as the case may be.

(d)   For purposes of this Agreement, the term, “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (excluding indirect, incidental or consequential damages), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.

(e)   No Indemnitee(s) shall be entitled to indemnification for any Losses covered by Sections 7.02(a)(i)-(ii) or 7.02(b)(i)-(ii) until the aggregate amount of all such Losses of such Indemnitees shall exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Basket”), at which time all such Losses incurred in excess of the Basket shall be subject to indemnification by the relevant Indemnitor hereunder.  The Basket shall not apply to Losses covered by Sections 7.02(a)(iii)-(v) or Sections 7.02(b)(iii)-(v) or that result from fraud.

(f)    The amount of any Losses otherwise recoverable under this Section 7.02 shall be reduced by any amounts that the Indemnitees are entitled to receive under insurance policies, the Parties hereby acknowledging and agreeing that prior to seeking reimbursement for any Indemnification Claim (but not with respect to issuing a Notice of Claim), the Indemnitee must first seek reimbursement for any and all Losses from any applicable insurance coverage (and that any compensation provided under this Agreement or any Ancillary Agreement is not to be deemed insurance for any purpose).

7.03         Manner of Indemnification.

(a)   Each indemnification claim shall be made only in accordance with this Article VII.

(b)   If an Indemnitee wishes to make a claim for Losses under Article VII of this Agreement, Indemnitee shall deliver a written notice (a “Notice of Claim”) to the applicable Indemnitor promptly after becoming aware of the facts giving rise to such claim.  The Notice of Claim shall (i) specify in reasonable detail the nature of the claim being made, and (ii) state the aggregate dollar amount of such claim; provided, however, that the failure to provide such notice shall not relieve the Indemnitor of liability under this Article VII unless (and only to the extent that) the Indemnitor is actually prejudiced thereby, and provided, further, notwithstanding the foregoing, that any Notice of Claim must be delivered prior to expiration of the survival period specified in Section 7.01.

(c)   Following receipt by Indemnitor of a Notice of Claim, the Parties shall promptly meet to agree on the rights of the respective Parties with respect to each of such claims.  If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and amounts agreed upon shall be promptly paid.  Any unresolved dispute between the Parties shall be resolved in accordance with Section 9.11 and Section 9.12 and the other applicable provisions of this Agreement.

7.04         Third-Party Claims.  If Buyer becomes aware of a claim of a third party (including for all purposes of this Section 7.04, any Governmental Authority) that Buyer believes, in good faith, may result in a claim by it or any other Buyer Indemnitee against Seller, Buyer shall notify Seller of such claim as promptly as practicable, provided that any failure to provide such notice shall not relieve Seller from its obligations under this Article VII except to the extent that Seller is actually prejudiced thereby.  Seller shall have the right to assume and conduct the defense of such claim.  Seller shall conduct such defense in a commercially reasonable manner, and shall be authorized to settle any such claim without the consent of Buyer, provided, however, that without the consent of Buyer (which consent shall not be unreasonably withheld):  (a) Seller shall not be authorized to encumber any assets of Buyer (including the Transferred Assets or Transferred Shares or assets related exclusively to the Business of Transferred Sub) or agree to any restriction that would apply to Buyer or the conduct of Buyer’s business; (b) Seller shall have paid or caused to be paid any amounts arising out of such settlement; and (c) a condition to any such settlement shall be a complete release of Buyer Indemnitees with respect to such third party claim.  Buyer or other applicable Buyer Indemnitee shall be entitled to participate in (but, subject to the succeeding sentence, not control) the defense of any third party claim, with its own counsel and at its own expense; provided, that Seller shall be liable for the reasonable fees and expenses of one (1) firm of outside counsel (and not any fees and expenses allocated to any internal counsel) employed by the Buyer Indemnitees for any period during which Seller has not assumed the defense thereof following the date which is ten (10) days after delivery of such notice (other than during any period in which Buyer shall have failed to give notice of the third party claim) or to the extent that counsel to the Buyer Indemnitee concludes that representation of such Indemnitee by the counsel retained by Seller would be inappropriate due to actual or potential conflicts of interest between the Seller and any other party represented by such counsel in such Proceeding.  Buyer shall cooperate fully with Seller in the defense of any third party claim.  If Seller does not assume the defense of any third party claim in accordance with the provisions hereof, Buyer may defend such third party claim in a commercially reasonable manner and may settle such third party claim after giving written notice of the terms thereof to Seller.

7.05         Exclusive Remedy.  Notwithstanding any other provision of this Agreement to the contrary, except with respect to fraud by Buyer or Seller or as provided in Section 5.09(b) through Section 5.09(k), as the case may be, the provisions of this Article VII shall be the sole and exclusive remedy for any monetary damages of the Indemnitees from and after the Closing Date for any Losses arising under this Agreement or any Conveyance Document or relating to the transactions contemplated by this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement or any Conveyance Document; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief but shall be deemed a waiver of any rights of rescission.  Notwithstanding any other provision of this Agreement, except as provided in Section 5.09, the maximum aggregate liability of Seller to Buyer Indemnitees pursuant to this Article VII or otherwise under this Agreement, Applicable Law or otherwise shall be limited to Thirty Million Dollars ($30,000,000) (the “Indemnification Cap”), it being understood and agreed, for the avoidance of doubt, that Liabilities that Seller or its Subsidiaries are required to pay or satisfy (or for which Seller and its Subsidiaries are otherwise responsible) under Section 5.09 are not subject to any limitation, whether under the Indemnification Cap or otherwise, and shall not be counted against the Indemnification Cap.  Nothing in this Agreement limits or otherwise affects in any way the rights and remedies of either Party with respect to causes of action arising under any Ancillary Agreement, or any rights and remedies of Seller or Buyer with respect to any infringement or misappropriation of any Intellectual Property of Seller or Buyer, as the case may be (including any right of Seller or Buyer to seek equitable or injunctive relief in connection therewith), all of which rights and remedies are expressly reserved.

7.06         Subrogation.  If the Indemnitor makes any payment under this Article VII in respect of any Losses, the Indemnitor shall be subrogated, to the extent of such payment, to the rights of the Indemnitee against any insurer or third party with respect to such Losses; provided, however, that the Indemnitor shall not have any rights of subrogation with respect to the other Party hereto or any of its Affiliates or any of its or its Affiliates’ officers, directors, agents or employees.

7.07         Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement or any other Acquisition Document, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.  Each Party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement or the other Acquisition Documents.

ARTICLE VIII

TERMINATION

8.01         Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   by mutual written agreement of the Parties;

(b)   by written notice from either Buyer or Seller to the other if:

(i)            the Closing has not been effected on or prior to the close of business on March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date provided, further, that if the sole condition to Closing in Article VI that remains unsatisfied (or waived by Buyer) as of the aforesaid date is set forth in Section 6.01(f) (apart from delivery of Acquisition Documents contemplated to be delivered at Closing), then either Party may, in its sole discretion and upon written notice to the other Party, extend the aforesaid date to a date no later than July 31, 2007 (and in such event, all references herein to the Termination Date shall be to such date as so extended);

(ii)           any Applicable Law shall be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited;

(iii)          any judgment, injunction, order or decree enjoining either Party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable; or

(iv)          the other Party is in material breach or material default of any covenant or agreement contained herein required to be performed or satisfied, such that the conditions set forth in Section 6.01 or 6.02, as applicable, shall not be capable of being satisfied on or prior to the

Closing Date, and such breach or default shall not be cured or waived within ten (10) Business Days after written notice is delivered by the non-breaching Party specifying, in reasonable detail, such claimed material breach or default and demanding its cure or satisfaction; provided that if it is not reasonably practicable to cure such breach or default within ten (10) Business Days but such breaching Party is using its commercially reasonable efforts to promptly cure, then such Party shall have an additional ten (10) Business Days to cure the breach.

(c)   by written notice from Seller prior to Closing, in its sole and absolute discretion, given not more than twenty (20) calendar days after receiving notice of a Change of Control of Buyer (from Buyer or otherwise).

8.02         Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, all obligations of the Parties hereunder (except for this Section 8.02, Section 5.01(a) (as to confidentiality), Section 5.08 (Public Announcements), Section 9.01 (Notices), Section 9.03 (Expenses), Section 9.05 (Governing Law) and Section 9.11 (Dispute Resolution)) shall terminate without Liability of any Party to any other Party, the representations and warranties made herein shall not survive beyond a termination of this Agreement and no Party shall have any Liability for breach of any representation or warranty upon a termination of this Agreement prior to the Closing.  Nothing contained in this Section 8.02 shall relieve any Party of Liability for any breach of any covenant contained in this Agreement that occurred prior to the date of termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01         Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:

if to Seller, to:

INTEL CORPORATION
2200 Mission College Boulevard
Santa Clara, CA 95054
Fax: (408) 653-8050
Attention: General Counsel

and

INTEL CORPORATION
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention: Treasurer
Fax: (408) 765-6038

with copies to (which shall not constitute notice hereunder):

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attention:	Russell C. Hansen, Esq.
Lisa A. Fontenot, Esq.
Fax: (650) 849-5333

if to Buyer, to:

MARVELL TECHNOLOGY GROUP LTD.
c/o Marvell Semiconductor, Inc.
5488 Marvell Lane, M.S. 5.2.589
Santa Clara, CA 95054
Attention: Vice President and General Counsel
Fax: (408) 222-9177

with a copy to (which shall not constitute notice hereunder):

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105
Attention: David R. Lamarre, Esq.
Fax: (415) 983-1200

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.  Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

9.02         Amendments; Waivers.

(a)   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)   No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as provided in Section 7.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

9.03         Expenses.  All costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense (whether or not the Closing occurs); provided, that, that the Parties shall each bear one-half (50%) of the required filing fee(s) of the notifications of the transactions contemplated by this Agreement made by any Party as required pursuant to the HSR Act and any other similar merger notification laws or competition regulations of applicable foreign Governmental Authorities.

9.04         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.  No Party hereto may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of each other Party.  No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.  The closing or other consummation of a transaction constituting a Change of Control, including a Change of Control pursuant to which the contracting Parties to this Agreement remain unchanged, shall be deemed to be an assignment of this Agreement; provided, that notwithstanding anything in this Agreement to the contrary, neither Party shall be entitled to seek or obtain injunctive or other equitable relief to prevent or restrain any Change of Control constituting an assignment of this Agreement under the foregoing clause, it being understood and agreed that nothing in this proviso shall limit or restrict Seller’s right to seek or obtain specific enforcement of Buyer’s obligations in Section 9.13, or to consent to such assignment.

9.05         Governing Law.  This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws of the State of Delaware without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

9.06         Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.

9.07         Entire Agreement.  This Agreement (including the schedules and exhibits referred to herein, which are hereby incorporated by reference), the other Acquisition Documents and the Confidentiality Agreement constitute the entire agreement between the Parties and other parties thereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the Parties and other parties thereto with respect to the subject matter of this Agreement.  Except as specifically provided in Article VII, following the Closing, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.  No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or such other documents, and neither Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

9.08         Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to an article, section, exhibit or schedule are references to an article, section, exhibit or schedule of this Agreement, unless otherwise specified, and include all subparts thereof.

9.09         Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

9.10         Construction.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

9.11         Dispute Resolution.

(a)           All disputes arising directly under the express terms of this Agreement, including the grounds for termination hereof, shall be resolved as follows:  The senior management of all Parties to the dispute shall meet to attempt to resolve such disputes.  In the event that senior management cannot resolve these disputes, any Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the Parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either Party may begin litigation proceedings.

(b)   Notwithstanding the provisions of Section 9.11(a), each Party shall have the right at any time to seek preliminary injunctive or other equitable relief in any proper court.

(c)   In the event a proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs in an amount to be fixed by the court or arbitrator, as applicable.

9.12         Submission to Jurisdiction; Waiver of Jury Trial.

(a)   The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such proceeding shall be heard and determined in such a Delaware state or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.01 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

(b)   The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13         Notice of Change of Control.  Promptly upon the earliest of Buyer’s approving or entering into any transaction constituting a Change of Control or an announcement by Buyer or any other Person of a Change of Control of Buyer, Buyer shall give Seller written notice thereof, describing in reasonable detail the applicable Change of Control and identifying each “person” or, to the Knowledge of Buyer, “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that is a party to such transaction or transactions.

9.14         Meaning of Include and Including.  Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

9.15         Knowledge of Breach; Schedules.  No fact, event, misrepresentation or occurrence that, in the absence of this Section 9.15, would constitute a breach or breaches of any representation or warranty of a Party under this Agreement shall be deemed to constitute a breach or breaches by such Party of its representations or warranties under this Agreement if the officers, directors or employees of the other Party familiar with the execution of the transactions contemplated by this Agreement have actual knowledge of such breach or breaches on the date hereof and/or as of the Closing Date, excluding, for these purposes, any Knowledge resulting from disclosures made in any of the schedules hereto by the other Party pursuant to Section 5.02, except as to which the officers, directors or employees of the non-disclosing Party familiar with the execution of the transactions contemplated by this Agreement had actual knowledge prior to such disclosure pursuant to Section 5.02.  The disclosure of any information on any of the Seller Disclosure Schedules or any of the Buyer Disclosure Schedules, as applicable, shall be deemed to constitute the disclosure of such information on all of the Seller Disclosure Schedules or all of the Buyer Disclosure Schedules, respectively, applicable to such information.

9.16         Third Party Beneficiaries.  No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof), except as specifically provided, following the Closing, in Article VII.

9.17         Specific Performance.  The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.18         No Presumption Against Drafting Party.  Each of Buyer and Seller acknowledges that it has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Acquisition Documents.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Parties here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

INTEL CORPORATION,
a Delaware corporation

By:.	/s/ Arvind Sodhani
Name: Arvind Sodhani
Title: Senior Vice President and President, Intel Capital

BUYER:

MARVELL GROUP TECHNOLOGY GROUP LTD.,
a Bermuda corporation

By:.	/s/ Juanette Spencer
Name: Juanette Spencer
Title: Assistant General Manager

And Acknowledged By:

BUYER DESIGNEE:

MARVELL INTERNATIONAL LTD,
a Bermuda corporation

By:.	/s/ Tom Crickett
Name: Tom Crickett
Title: Alternate Director

[Signature Page to Taurus / Marvell Asset Purchase Agreement]